STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            STARMEDIA NETWORK, INC.,

                            GRUPO MVS, S.A. DE C.V.,

                      HARRY MOLLER PUBLICIDAD, S.A. DE C.V.

                                       AND

                        THE REPRESENTATIVE NAMED HEREIN,

                                   DATED AS OF

                                JANUARY 31, 2000

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                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 31st day of January, 2000, by and among StarMedia Network, Inc., a Delaware corporation ("PURCHASER"), Grupo MVS, S.A. de C.V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico (the "MVS GROUP"), Harry Moller Publicidad, S.A. de C.V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico (the "MOLLER GROUP")(the MVS Group and the Moller Group, together, the "STOCKHOLDERS"), and the representative named herein (the "REPRESENTATIVE").

                               W I T N E S S E T H

            WHEREAS, Purchaser desires to purchase from the Stockholders the partnership interests resulting from the conversion of all of the outstanding
(i) ordinary fixed shares, 100.00 Mexican pesos, par value per share (the "FIXED SHARES"), and (ii) variable shares, 100.00 Mexican pesos, par value per share (the "VARIABLE SHARES"), in each case, of Adnet, S.A. de C.V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico (the "COMPANY"), into partnership interests of the fixed and variable portions of the equity interests of the Company, and the Stockholders desire to sell or to cause the sale of such equity interests to Purchaser, on the terms and conditions hereinafter set forth.

            NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                    GENERALLY

            Section 1.1. CERTAIN DEFINITIONS. Certain capitalized terms used in this Agreement, in any Exhibit hereto or in the Schedules have the meanings specified in Exhibit A hereto (which is hereby incorporated by reference into this Agreement).

            Section 1.2. TERMS GENERALLY. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof," "herein," "hereto" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (d) the word "or" shall not be exclusive, (e) the phrases "DATE OF THIS AGREEMENT" and "DATE HEREOF" and any other phrases of similar import shall mean January 31, 2000, (f) the term "DOLLARS" or the character "$" shall, unless

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otherwise expressly provided,  mean United States dollars,  (g) provisions shall apply, when appropriate, to successive events and transactions and (h) defined terms not found in Exhibit A are defined elsewhere in this Agreement.


                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

            Section 2.1. SALE AND PURCHASE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Stockholders shall sell to Purchaser, and Purchaser shall purchase from the Stockholders the partnership interests resulting from the conversion (the "CONVERSION") of (a) 130 Fixed Shares and 520 Variable Shares from the MVS Group and 125 Fixed Shares and 500 Variable Shares from the Moller Group (collectively, the "GROUP A SHARES") and (b) 125 Fixed Shares and 500 Variable Shares from the MVS Group and 120 Fixed Shares and 480 Variable Shares from the Moller Group (collectively, the "GROUP B SHARES"), into partnership interests of the fixed and variable portions of the equity interests of the Company which shall constitute all of the equity interests of the Company following the Conversion of the Company from a SOCIEDAD anonima to an SRL in accordance with Section 6.1(h) hereof. The purchase price for the Group A Shares shall be the Initial Aggregate Consideration (as such term is defined in Section 2.2 below). The purchase price for the Group B Shares shall be as set forth in Section 2.6 below. The Group A Shares and the Group B Shares are collectively, the "COMPANY SHARES." After the Conversion referred to in Section 6.1(h) is completed, any reference in this Agreement to "Stockholders" and "Shares" with respect to any time period from and after such Conversion shall be deemed to be made to "Partners" and "Partnership Interests," respectively.

            Section 2.2. MANNER OF PAYMENT. The aggregate consideration for the Partnership Interests resulting from the Conversion of the Group A Shares payable to the Stockholders by Purchaser shall be paid as follows: (a) at the Closing, (i) $5.0 million in cash in U.S. Dollars (the "CASH CONSIDERATION"), by wire transfer of immediately available funds to Representative on behalf of the Stockholders to Representative's account which shall be designated in writing by the Representative to Purchaser at least two business days prior to the Closing; and (ii) 469,577 shares of StarMedia Common Stock (the "INITIAL SHARE CONSIDERATION"), subject to reduction in accordance with Section 2.4 below, by delivery of such shares to Representative on behalf of the Stockholders; and (b) within five days after the final determination of Company Revenues (in accordance with Section 2.5) for each of the calendar quarters during the calendar year ending December 31, 2000, the number of shares of StarMedia Common Stock having a value (determined as set forth below in Section 2.8) equal to two times the Final Company Revenues (as defined in Section 2.5(d)) for each such calendar quarter (a "CONTINGENT EARNOUT PAYMENT"), subject to reduction in accordance with Section 2.5(e) below, by delivery of such shares to Representative on behalf of the Stockholders (the Cash Consideration, the Initial Share Consideration and the Contingent Earnout Payment, collectively, the "INITIAL AGGREGATE CONSIDERATION"). Each Stockholder shall receive from the Representative such Person's pro rata portion of each component of the Initial Aggregate Consideration in accordance with the applicable percentage set forth opposite such Person's name on Schedule 1.

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            Section 2.3.  TIME AND PLACE OF CLOSING.  (a) The Closing shall take place on (i) February 28, 2000, or (ii) such later date no later than March 31, 2000 mutually satisfactory to the Representative and Purchaser which is no later than the fifth business day after satisfaction (or waiver) of the conditions to the Closing set forth in Articles VII and VIII hereof (other than those conditions which require the delivery of any documents or the taking of other action at the Closing) at 10:00 a.m., Mexico City time, at the offices of Basham, Ringe & Correa, Paseo de los Tamarindos, 400-A, 9 Piso, Bosque de las Lomas, Mexico City 05120, Mexico.

            (b) In addition to the other things required to be done hereby, at the Closing, the Stockholders shall deliver or cause to be delivered to Purchaser the following: (i) evidence of entry in the register of the Company that title to all of the equity interests of the Company has been transferred to Purchaser; (ii) a copy of the resolutions of each of the Stockholders authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all of the foregoing certified to have been duly adopted and to be in full force and effect as of the Closing Date by such Stockholders; (iii) a copy of the resolutions of the board of directors (CONSEJO DE GERENTES) of the Company authorizing the execution, delivery and performance by the Company of any agreements and instruments to be executed by the Company in connection with this Agreement (collectively, the "TRANSACTION DOCUMENTS"), all of the foregoing certified to have been duly adopted and to be in full force and effect as of the Closing Date by the Company's Secretary or Assistant Secretary and duly notarized by a Notary Public in Mexico; (iv) a copy of the resolutions of the partners' meeting of the Company approving and authorizing any and all acts carried out by its directors in connection with the transactions contemplated hereby, including a general release from the Company in favor of each director and officer of the Company;
(v) resignations as director of each director of the Company and an irrevocable, general release from each of the Stockholders and each director or officer of the Company in favor of the Company, duly executed by each such person, all in form and substance satisfactory to Purchaser and its counsel; (vi) evidence of election to the board of directors of the Company of persons designated by Purchaser; (vii) evidence satisfactory to Purchaser that the Company has duly increased its capital in accordance with Section 6.1(g); (viii) a certificate of liens issued by the Public Commercial Registry as of a recent date, with respect to the Company; (ix) a list of the Contracts of the Company in effect as of the Closing Date that the Stockholders believe qualify for inclusion as of such date for purposes of "Year 2000 Firm Revenues" (as defined in Section 2.5(a) below);
(x) a certified copy of the power of attorney granted to each of the individuals signing this Agreement on behalf of each of the Stockholders authorizing such individuals to execute this Agreement; and (xi) if not previously delivered to Purchaser, all other certificates and such other instruments, agreements, releases, and documents required pursuant hereto to be delivered by or on behalf of the Stockholders or the Company at or prior to the Closing pursuant to
Article VIII or otherwise required, or reasonably requested by Purchaser, in connection herewith.

            (c) In addition to the other things required to be done hereby, at the Closing, Purchaser shall deliver to the Representative on behalf of the Stockholders the following: (i) the Cash Consideration, by wire transfer of immediately available funds of U.S. Dollars to a bank account (specified in writing by the Representative at least two business days prior to the Closing
Date); (ii) the Initial Share Consideration; (iii) a copy of the resolutions of the board of directors (or Merger and Acquisition Committee of the board of directors) of Purchaser authorizing the execution, delivery and performance of

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this Agreement and the consummation of the transactions contemplated hereby, and a certificate of Purchaser's secretary, dated as of the Closing Date, that the resolutions referred to in this clause (c)(iii) were duly adopted and are in
full  force  and  effect;   and  (iv)  if  not   previously   delivered  to  the
Representative, all other certificates and such other instruments and documents required pursuant hereto to be delivered by or on behalf of Purchaser at or prior to the Closing pursuant to Article VIII or otherwise required, or reasonably requested by the Representative, in connection herewith.


            Section 2.4.  ADJUSTMENT OF STOCKHOLDERS' EQUITY.

            (a)  At  least  five  business  days  prior  to  the  Closing  Date,
Representative shall deliver to Purchaser a schedule setting forth, in reasonable detail, the Stockholders' good faith written estimate of the Stockholders' Equity along with a balance sheet of the Company as of the open of business on the Closing Date. The Stockholders shall make available to Purchaser the appropriate personnel, books and records used in the preparation of the Stockholders' estimate of the Stockholders' Equity. Purchaser shall have the right to review and approve the Stockholders' estimate of the Stockholders' Equity. The Stockholders' estimate of the Stockholders' Equity, with any adjustment thereto proposed by Purchaser and agreed to by Representative prior to the Closing Date shall be referred to as the "ESTIMATED STOCKHOLDERS' EQUITY". If the Base Stockholders' Equity is greater than the Estimated Stockholders' Equity, the Initial Share Consideration shall be decreased by the amount of such excess. For purposes of making any adjustments pursuant to this
Section 2.4, each share of StarMedia Common Stock shall be deemed to have a value equal to U.S.$31.94 per share. The amount by which the Base Stockholders' Equity exceeds the Estimated Stockholders' Equity is referred to herein as the "ESTIMATED STOCKHOLDERS' EQUITY ADJUSTMENT." To the extent there is no such excess, the Estimated Stockholders' Equity Adjustment shall be deemed to be zero.

            (b) As soon as practicable after the Closing, but in no event later than 90 days after the Closing Date, Purchaser shall prepare and deliver to the Representative a schedule (the "PURCHASER STOCKHOLDERS' EQUITY DETERMINATION NOTICE") setting forth in reasonable detail Purchaser's calculation of Stockholders' Equity. Purchaser Stockholders' Equity Determination Notice shall also show any differences between Purchaser's calculation of Stockholders' Equity and the Estimated Stockholders' Equity. The Stockholders shall cooperate and assist Purchaser to the extent requested to prepare Purchaser Stockholders' Equity Determination Notice. Purchaser will provide the Stockholders and their respective representatives with access during normal business hours to the appropriate personnel, books and records used in the preparation of Purchaser Stockholders' Equity Determination Notice. The Representative shall notify Purchaser in writing (the "STOCKHOLDERS' EQUITY DISPUTE NOTICE") within 30 days after receiving the Purchaser Stockholders' Equity Determination Notice if the Stockholders disagree with Purchaser's calculation of the Stockholders' Equity, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and Representative's good faith estimate of the Stockholders' Equity. If no Stockholders' Equity Dispute Notice is received by Purchaser within such 30-day period, then Purchaser's determination of the
Stockholders' Equity, set forth in the Purchaser Stockholders' Equity Determination Notice shall be final and binding upon the parties.

            (c) Upon receipt of a Stockholders' Equity Dispute Notice, Purchaser and Representative shall negotiate in good faith to resolve any disagreement with respect to the final Stockholders' Equity. To the extent Purchaser and Representative are unable to agree with respect to the final Stockholders' Equity, within 30 days after either Person notifies the other of a disagreement with respect thereto, PriceWaterhouseCoopers LLP ("PWC"), or such other Person mutually acceptable to Purchaser and Representative, shall act as arbitrator to resolve the dispute within 30 days from submission by either party. The resolution of PWC, or such other Person mutually acceptable to Purchaser and Representative, shall be binding and final on the parties. The cost of such accounting firm shall be paid one half by Purchaser and one half by the Stockholders. The final amount of the Stockholders' Equity as agreed upon by Purchaser and Representative, as deemed agreed upon pursuant to this Section 2.4 or as determined by arbitration pursuant to this Section 2.4 shall be termed the "FINAL STOCKHOLDERS' EQUITY." The amount by which the Base Stockholders' Equity exceeds the Final Stockholders' Equity is referred to herein as the "FINAL STOCKHOLDERS' EQUITY ADJUSTMENT." To the extent there is no such excess, the Final Stockholders' Equity Adjustment shall be deemed to be zero.

            (d) Upon the determination of the Final Stockholders' Equity in accordance herewith, if the Estimated Stockholders' Equity Adjustment is greater than the Final Stockholders' Equity Adjustment, Purchaser shall pay Representative on behalf of the Stockholders an amount in cash equal to such excess, together with interest thereon at a rate equal to Prime plus 1%, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment. If the Final Stockholders' Equity Adjustment is greater than the Estimated Stockholders' Equity Adjustment, then Representative on behalf of the Stockholders shall pay to Purchaser an amount in cash equal to such excess, together with interest thereon at a rate equal to Prime plus 1%, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

            (e) The payment to be made pursuant to Section 2.4(d) shall be made by wire transfer of immediately available funds to a bank account designated by Representative or Purchaser, as the case may be, to the other party within five business days after the final Stockholders' Equity becomes final and binding on the parties hereto.

            Section 2.5.  FINAL DETERMINATION OF CONTINGENT EARNOUT PAYMENT.

            (a) Within 45 days after the end of each calendar quarter of the year 2000, Purchaser shall notify Representative in writing ("PURCHASER CONTINGENT EARNOUT DETERMINATION") of its determination of the Company Revenues attributable to the immediately preceding calendar quarter, which determination shall set forth in reasonable detail the basis for such determination. The Stockholders shall cooperate and assist Purchaser to the extent requested to prepare Purchaser Contingent Earnout Determination. Purchaser will provide to Representative and its representatives with access during normal business hours to the Company's personnel, books and records to assist the Representative in its review of the Purchaser Contingent Earnout Determination. In addition, the Purchaser Contingent Earnout Determination for the quarter ending December 31, 2000 shall also set forth Purchaser's determination of the Year 2000 Firm Revenues. For purposes of this Agreement, "YEAR 2000 FIRM REVENUES" shall mean the amount of Company's Revenues actually received by the Company during calendar year 2000 attributable to advertising inventory pre-sold for calendar year 2000 by the Company pursuant to valid and binding contracts with Persons not affiliated with the Stockholders that are in effect as of March 31, 2000.

            (b) Representative shall notify Purchaser in writing (the "CONTINGENT EARNOUT DISPUTE NOTICE") within ten days after receiving the Purchaser Contingent Earnout Determination, if Representative disagrees with Purchaser's calculation of Company Revenues attributable to the applicable calendar quarter and/or Year 2000 Firm Revenues, as the case may be, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and Representative's good faith estimate of the Company Revenues attributable to the applicable calendar quarter and/or Year 2000 Firm Revenues, as the case may be. If no Contingent Earnout Dispute Notice is received by Purchaser within such ten-day period, then the Purchaser Contingent Earnout Determination of Company Revenues attributable to the applicable calendar quarter and/or the Year 2000 Firm Revenues, as the case may be, set forth in the applicable Determination notice shall be the Final Company Revenues (as defined in Section 2.5(d) below) for such quarter, and/or Year 2000 Firm Revenues, as the case may be, and shall be final and binding upon the parties.

            (c) Upon receipt of a Contingent Earnout Dispute Notice, Purchaser and Representative shall negotiate in good faith to resolve any disagreement with respect to the Company Revenues attributable to the applicable calendar quarter and/or Year 2000 Firm Revenues, as the case may be. To the extent Purchaser and Representative are unable to agree with respect to the Company Revenues attributable to the applicable calendar quarter and/or Year 2000 Firm Revenues, as the case may be, within 15 days after either party notifies the other of a disagreement with respect thereto, PWC, or such other Person mutually acceptable to Purchaser and Representative, shall act as arbitrator to resolve the dispute within 30 days from submission by either party. The resolution of PWC, or such other Person mutually acceptable to Purchaser and Representative, shall be binding and final on the parties. The cost of such accounting firm shall be paid one half by Purchaser and one half by the Stockholders.

            (d) Upon the final determination of Company Revenues attributable to the applicable calendar quarter in accordance herewith (each such determination of Company Revenues herein referred to as the applicable "FINAL COMPANY REVENUES"), Purchaser will make the applicable Contingent Earnout Payment to Representative within five business days of such final determination, subject to reduction in accordance with Section 2.5(e) below.

            (e) Notwithstanding anything to the contrary contained herein, to the extent that the Year 2000 Firm Revenues after the final determination thereof in accordance with this Section 2.5, are less than U.S.$6.0 million, Purchaser shall be entitled to reduce the Contingent Earnout Payments and the Group B Shares Payments (as such term is defined in Section 2.6 below) due to the Stockholders by $3.00 for every $1.00 of such deficiency. Such offset shall commence with any Contingent Earnout payments due for the last quarter of the year 2000 and shall continue thereafter from future subsequent Contingent Earnout Payments and future subsequent Group B Shares Payments until such entire deficiency has been repaid by the Stockholders by virtue of such reductions.

            Section 2.6.  PAYMENT FOR GROUP B SHARES.

            (a) From time to time after the Closing, on the terms and subject to the conditions set forth herein, Purchaser shall pay the Representative on behalf of the Stockholders for the Partnership Interests resulting from the Conversion of the Group B Shares an amount determined as provided below (each, a "GROUP B SHARES PAYMENT," and collectively, the "GROUP B SHARES PAYMENTS").

            (b) Within 30 days after the end of each of quarter commencing on March 31, 2001 and ending on December 31, 2004, Purchaser shall deliver to Representative a schedule (the "QUARTERLY REVENUE SCHEDULE") setting forth Purchaser's good faith estimate of the Company Revenues for the immediately preceding quarter. The Stockholders shall cooperate and assist Purchaser to the extent requested to prepare the Quarterly Revenue Schedules.

            (c) Following the end of each calendar quarter during the year 2001, on a date determined in accordance with Section 2.6(h), Purchaser shall make a Group B Shares Payment to the Representative on behalf of the Stockholders as follows: The payment for each such calendar quarter shall be the number of shares of StarMedia Common Stock having a value (determined as set forth below in Section 2.8) equal to 1.75 (the "YEAR 2001 MULTIPLIER") times the Company's Revenues for each such quarter (the "YEAR 2001 QUARTERLY ESTIMATED PAYMENT"), subject to adjustments pursuant to Sections 2.5(e), 2.6(g) and 2.7, which aggregate purchase price shall be allocated between the Stockholders by the Representative on a pro rata basis in accordance with the percentages set forth on Schedule 1 hereto.

            (d) Following the end of each calendar quarter during the year 2002, on a date determined in accordance with Section 2.6(h), Purchaser shall make a Group B Shares Payment to the Representative on behalf of the Stockholders as follows: The payment for each such calendar quarter shall be the number of shares of StarMedia Common Stock having a value (determined as set forth below in Section 2.8) equal to 1.75 (the "YEAR 2002 MULTIPLIER") times the Company's Revenues for each such quarter (the "YEAR 2002 QUARTERLY ESTIMATED PAYMENT"), subject to adjustments pursuant to Sections 2.5(e), 2.6(g) and 2.7, which aggregate purchase price shall be allocated between the Stockholders by the Representative on a pro rata basis in accordance with the percentages set forth on Schedule 1 hereto.

            (e) Following the end of each calendar quarter during the year 2003, on a date determined in accordance with Section 2.6(h), Purchaser shall make a Group B Shares Payment to the Representative on behalf of the Stockholders as follows: The payment for each such calendar quarter shall be the number of shares of StarMedia Common Stock having a value (determined as set forth below in Section 2.8) equal to 1.5 (the "YEAR 2003 MULTIPLIER") times the Company's Revenues for each such quarter (the "YEAR 2003 QUARTERLY ESTIMATED PAYMENT"), subject to adjustments pursuant to Sections 2.5(e), 2.6(g) and 2.7, which aggregate purchase price shall be allocated between the Stockholders by the Representative on a pro rata basis in accordance with the percentages set forth on Schedule 1 hereto.

            (f) Following the end of each calendar quarter during the year 2004, on a date determined in accordance with Section 2.6(h), Purchaser shall make a

Group B Shares Payment to the Representative on behalf of the Stockholders as follows: The payment for each such calendar quarter shall be the number of shares of StarMedia Common Stock having a value (determined as set forth below in Section 2.8) equal to 1.5 (the "YEAR 2004 MULTIPLIER") times the Company's Revenues for each such quarter (the "YEAR 2004 QUARTERLY ESTIMATED PAYMENT"), subject to adjustments pursuant to Sections 2.5(e), 2.6(g) and 2.7, which aggregate purchase price shall be allocated between the Stockholders by the Representative on a pro rata basis in accordance with the percentages set forth on Schedule 1 hereto. The Year 2001 Multiplier, the Year 2002 Multiplier, the Year 2003 Multiplier and the Year 2004 Multiplier may each be individually referred to as a "Multiplier" and collectively, as the "Multipliers." The "Estimated Purchase Price" for a given calendar year shall equal (i) the sum of each of the four Year 2001 Quarterly Estimated Payments for calendar year 2001,
(ii) the sum of each of the four Year 2002 Quarterly Estimated Payments for calendar year 2002, (iii) the sum of each of the four Year 2003 Quarterly Estimated Payments for calendar year 2003 or (iv) the sum of each of the four Year 2004 Quarterly Estimated Payments for calendar year 2004, as the case may be.

            (g) In determining the final Group B Shares Payment for any given calendar year, if the actual Company Revenues for such calendar year vary from the Company's Projected Revenues for the applicable calendar year by more than 10%, the applicable Group B Shares Payment shall be recomputed as provided in
Section 2.7 using the following adjusted Multipliers:

                  (i) if actual  Company  Revenues for the  applicable  calendar year are between 10% and 25% below the Projected Revenues for the applicable calendar year, 0.20 will be subtracted from the applicable Multiplier;

                  (ii) if actual Company  Revenues for the  applicable  calendar year are between 10% and 25% above the Projected Revenues for the applicable calendar year, 0.20 will be added to the applicable Multiplier;

                  (iii) if actual Company  Revenues for the applicable  calendar year are 25% or more below the Projected Revenues for the applicable calendar year, 0.30 will be subtracted from the applicable Multiplier; and

                  (iv) if actual Company  Revenues for the  applicable  calendar year are 25% above the Projected Revenues for the applicable calendar year, 0.30 will be added to the applicable Multiplier.

            (h) Each Group B Shares Payment described in this Section 2.6 shall take place (i) on the third business day after the delivery by Purchaser to Representative of the applicable Quarterly Revenue Schedule, or (ii) on such other date agreed to by the Representative and Purchaser (such date, a "PAYMENT DATE").

            Section 2.7. FINAL DETERMINATION OF COMPANY REVENUES FOR GROUP B SHARES PAYMENTS. (a) Within 90 days after the end of each of the calendar years ending December 31, 2001 through December 31, 2004, Purchaser shall deliver to Representative a schedule (a "PURCHASER SUBSEQUENT PAYMENT NOTICE") setting forth the total Company Revenues reported by Purchaser to Representative during the prior calendar year pursuant to Section 2.6(b). The Stockholders shall cooperate and assist Purchaser to the extent requested to prepare Purchaser Subsequent Payment Notice. Purchaser will provide to Representative and its representatives with access during normal business hours to the Company's personnel, books and records to assist the Representative in its review of the applicable Purchaser Subsequent Payment Notice.

            (b) Representative shall notify Purchaser in writing (the "SUBSEQUENT PAYMENT DISPUTE NOTICE") within 20 days after receiving the applicable Purchaser Subsequent Payment Notice, if Representative disagrees with Purchaser's calculation of Company Revenues attributable to the applicable calendar year, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and Representative's good faith estimate of the Company Revenues attributable to the applicable calendar year. If no Subsequent Payment Dispute Notice is received by Purchaser within such 20-day period, then the Company Revenues attributable to the applicable calendar year set forth in the applicable Purchaser Subsequent Payment Notice shall be final and binding upon the parties.

            (c) Upon receipt of a Subsequent Payment Dispute Notice, Purchaser and Representative shall negotiate in good faith to resolve any disagreement with respect to the Company Revenues attributable to the applicable calendar year. To the extent Purchaser and Representative are unable to agree with respect to the Company Revenues attributable to the applicable calendar year within 30 days after either party notifies the other of a disagreement with respect thereto, PWC, or such other Person mutually acceptable to Purchaser and Representative, shall act as arbitrator to resolve the dispute within 30 days from submission by either party. The resolution of PWC, or such other Person mutually acceptable to Purchaser and Representative, shall be binding and final on the parties. The cost of such accounting firm shall be paid one half by Purchaser and one half by the Stockholders.

            (d) Within ten days after the final determination of the Company Revenues attributable to the applicable calendar year in accordance with this
Section 2.7, Purchaser shall deliver to Representative a schedule (a "FINAL ANNUAL CLOSING SCHEDULE") setting forth the final Company Revenues for the applicable calendar year (the "FINAL SUBSEQUENT PAYMENT COMPANY REVENUES"), the applicable Multiplier adjusted to the extent required under Section 2.6(g) (a "FINAL MULTIPLIER") and the "Final Purchase Price" for the applicable calendar year which shall be determined by multiplying the applicable Final Multiplier by the applicable Final Subsequent Payment Company Revenues.

            (e) If the Final Purchase  Price for an applicable  calendar year is greater than the Estimated Purchase Price (without giving effect to any reduction pursuant to Section 2.5(e)) for that given calendar year, substantially contemporaneously with the delivery of the applicable Final Annual Closing Schedule, Purchaser shall deliver to the Representative on behalf of the Stockholders the number of shares of StarMedia Common Stock, rounded to the nearest whole share, with a value as determined in Section 2.7(g) equal to the amount of such excess. Representative shall allocate such shares between the Stockholders on a pro rata basis in accordance with the applicable percentage set forth opposite each Stockholder's name on Schedule 1 hereto.

            (f) If the Final Purchase  Price for an applicable  calendar year is less than the Estimated Purchase Price (without giving effect to any reduction pursuant to Section 2.5(e)) for that given calendar year, within three days of the delivery of the applicable Final Annual Closing Schedule, Representative shall deliver to Purchaser on behalf of the Stockholders the number of shares of StarMedia Common Stock, rounded to the nearest whole share, with a value as determined in Section 2.7(g) equal to the amount of such deficiency. Representative shall obtain such shares to be returned to Purchaser from the Stockholders on a pro rata basis in accordance with the applicable percentage set forth opposite each Stockholder's name on Schedule 1 hereto.

            (g) For purposes of Section 2.7(e) and (f), shares of StarMedia Common Stock shall be valued based on the average of the four Closing Share Prices (as defined in Section 2.8) for StarMedia Common Stock determined during the applicable calendar year in accordance with Section 2.8.

            Section 2.8.  STARMEDIA COMMON STOCK.

            (a) For purposes of this Agreement, other than for purposes of Sections 2.4(a), 2.4(d), 2.7(e), 2.7(f), and 2.12, a share of StarMedia Common Stock shall be valued at an amount equal to the average Closing Market Price of StarMedia Common Stock on the thirty Trading Days immediately prior to the applicable payment date (such average, the "CLOSING SHARE PRICE").

            (b) No fractional share of StarMedia Common Stock shall be issued in connection with the transactions contemplated herein. The Stockholders shall be entitled to receive in lieu of any fractional share of StarMedia Common Stock to which the Stockholders otherwise would have been entitled pursuant to Sections 2.2, 2.4 or 2.6 a cash payment in an amount equal to the product of (i) the fractional interest of a share of StarMedia Common Stock to which the Stockholders otherwise would have been entitled and (ii) the amount per share at which StarMedia Common Stock was valued pursuant to this Section 2.8 or, if applicable, Section 2.4 in relation to the particular purchase price payment in question.

            (c) If StarMedia Common Stock is converted into any securities or other property, or if any of Purchaser's securities or other property (in each case, other than cash or additional shares of StarMedia Common Stock) are distributed, issued or exchanged with respect to any shares of StarMedia Common Stock upon any recapitalization, reclassification, merger, consolidation, stock split, stock dividend or the like (Purchaser being permitted to do all of the foregoing), the parties hereto shall negotiate in good faith, and execute and deliver, such modifications to this Agreement as are appropriate, if any, to account for such transactions, in accordance with the principles underlying the provisions of this Agreement and achieve equivalent value. This Section 2.8(c) shall apply, MUTATIS MUTANDIS, to successive transactions of the nature described in this Section 2.8(c).

            Section 2.9.  STOCK LEGEND; LOCK-UP.

            (a) The Stockholders acknowledge and agree that the StarMedia Common Stock acquired by them pursuant to this Agreement may not be sold, and that they will not directly or indirectly offer or sell any of such StarMedia Common Stock, other than in compliance with the Securities Act and all other applicable state or foreign securities Laws.

            (b)  Without  limiting  the  Stockholders'  obligations  under  this
Section 2.9, the Stockholders agree that they shall not sell, assign or otherwise convey any StarMedia Common issued to them pursuant to this Agreement, except as follows:

                  (i) Any shares of  StarMedia  Common  Stock  delivered  on the
            Closing Date pursuant to Section 2.2 hereof may be sold, subject to compliance with Section 2.9(a) above, at any time after the first anniversary of the Closing Date.

                  (ii) Any shares of StarMedia  Common Stock delivered  pursuant to  Section  2.6  hereof may be sold,  subject  to  compliance  with
            Section 2.9(a) above, at any time after the first anniversary of the date on which the shares were delivered.

            (c) In addition, without the prior written consent of Purchaser, the Stockholders shall not, directly or indirectly, make any short sale, pledge, or otherwise dispose of or transfer any such shares of StarMedia Common Stock acquired pursuant to this Agreement or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of such StarMedia Common Stock (including, without limitation, by way of equity swap, hedging, or any other form of derivative transaction), in each case for a period of one year from the date of the receipt of such shares pursuant to this Agreement; PROVIDED, HOWEVER, that the Stockholders, subject to their compliance with
Section 2.9(a) above, may effect a hedge transaction or pledge with an Investment Institution (as defined below) with respect to such number of shares of StarMedia Common Stock as required to generate the funds required by the
Stockholders for the exclusive purpose of paying Taxes levied by a Mexican Government Entity in connection with the sale of the Group A or Group B Shares to Purchaser pursuant to this Agreement. To the extent the Stockholders effect a hedge with respect to or a pledge of any shares of StarMedia Common Stock in accordance with the preceding sentence, the Stockholders agree to use only the following investment institutions: Goldman Sachs & Co., Morgan Stanley Dean Witter & Co., Citibank N.A., Deutsche Bank Securities, Inc., J.P. Morgan & Co. Incorporated, Lehman Brothers Holdings, Inc. and The Chase Manhattan Corporation (the "INVESTMENT INSTITUTION(S)") and the Stockholders shall cause the Investment Institutions to comply with the terms of this Section 2.9.

            (d) In order to put third parties on notice of the provisions of this Section 2.9, the Stockholders agree that the StarMedia Common Stock delivered pursuant to this Agreement, will contain the following legend:

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES, POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

      TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STARMEDIA NETWORK, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT STARMEDIA NETWORK, INC. MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY SECTION 4(2) THEREUNDER.

      THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS ON SALE AND TRANSFER SET FORTH IN SECTION 2.9 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED JANUARY 31, 2000 AMONG STARMEDIA NETWORK, INC., GRUPO MVS, S.A. DE C.V.,
      HARRY MOLLER PUBLICIDAD, S.A. DE C.V., AND THE REPRESENTATIVE NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH RESTRICTIONS MAY BE REQUESTED FROM STARMEDIA NETWORK, INC.

            Section  2.10.  CERTAIN  COVENANTS  IN  RELATION  TO THE  CONTINGENT
EARNOUT PAYMENT AND GROUP B SHARES PAYMENTS. (a) If Purchaser shall terminate the "Term" under the Employment Agreement without "Cause" (as such terms are defined in the Employment Agreement) and the effective date of such termination is prior to December 31, 2004, then the Company's Projected Revenues for each applicable calendar quarter through the calendar year ending December 31, 2004 (such amount to be determined by dividing the Company's Projected Revenues for such applicable calendar year by four) occurring after such termination's effective date will be deemed to have been met on each such applicable calendar quarter and the corresponding Contingent Earnout Payment and Group B Shares Payments shall be paid in accordance with Sections 2.5 and 2.6 at the times when such payments would otherwise be due; provided, however, that if such termination occurs during a calendar year, the actual Company Revenues shall be utilized for the calendar quarter in which the termination occurs and the Company's Projected Revenues for such calendar year shall be pro rated for any applicable remaining calendar quarters. In the case of the utilization of such Projected Revenues, no final determination of Final Company Revenues in accordance with Section 2.5 shall be made for such calendar quarter. During the period commencing on the Closing Date and ending December 31, 2004, in the event that Walther Moller Ubando is removed from his position under the Employment Agreement in case of death, "Cause" (except if the basis for such "Cause" termination is Walther Moller Ubando's taking any actions in violation of
Section 2.10(b)), or disability (as such terms are defined or used in the Employment Agreement), the Stockholders and Purchaser shall mutually agree on a successor.

            (b) During the period commencing on the Closing Date and ending December 31, 2004, Walther Moller Ubando, pursuant to his position under the Employment Agreement (and subject to Purchaser's and Stockholders' right to appoint another individual to replace him in case of death, "Cause" (as defined in the Employment Agreement), except as provided in Section 2.10(a), or disability) shall retain day-to-day operational control of the Company, subject only to (i) the terms of the Employment Agreement, which also shall be complied with by the Company, and (ii) the directions which may be given him in good faith from time to time by the board of directors of the Company or senior management of Purchaser. The foregoing notwithstanding, Walther Moller Ubando shall not be permitted, without prior approval of the board of directors (CONSEJO DE GERENTES) of the Company (which shall be comprised solely of designees of Purchaser) or senior management of Purchaser, to cause the Company
(i) to deviate from the Business Plan, (ii) to deviate from the Budget or (iii) to cause the Company to take (x) any extraordinary action or any other action of a nature that customarily would require the approval of the board of directors of a comparably situated Mexican entity (including without limitation any incurrence of indebtedness for borrowed money (or other comparable liability), or any sale, license or other disposition of any assets of the Company) or (y) without limitation of sub-clause (x), any action listed or described in Schedule 2.10(b)(y) hereto. If Walther Moller Ubando takes any actions that he is not permitted to take pursuant to this Section 2.10(b), then Purchaser may at any time thereafter terminate Walther Moller Ubando's operational control of the Company and his employment with the Company and the Stockholders shall no longer have any right hereunder or otherwise to appoint a replacement for him or otherwise have any role relating to the operation of the Company.

            (c) Notwithstanding anything to the contrary contained herein or in the Employment Agreement, if (i) the EBITDA of the Company for any calendar year from the Closing Date until December 31, 2004 is less than the EBITDA forecast in the Budget for any such applicable calendar year by 10% or more, or (ii) the EBITDA of the Company for any calendar quarter from the Closing Date until December 31, 2004 is less than the EBITDA forecast in the Budget for any such applicable quarter by 30% or more, then Purchaser may at any time thereafter terminate Walther Moller Ubando's operational control of the Company and his employment with the Company and the Stockholders shall no longer have any right hereunder or otherwise to appoint a replacement for him or otherwise have any role relating to the operation of the Company.

            From and after relieving Walther Moller Ubando of operational control of the Company and his employment with the Company pursuant to Section
2.10 and through December 31, 2004, Purchaser shall act in good faith with respect to the Company in relation to the Contingent Earnout Payment and any Group B Shares Payments. Notwithstanding anything to the contrary contained herein, including the prior sentence, from the Closing Date to December 31, 2004, Purchaser shall reserve the right to voluntarily wind down, dissolve, shut down, liquidate, or file bankruptcy with respect to the Company or the Company's business if it deems, in good faith, such winding down, dissolution, shut down, liquidation, or bankruptcy filing to be a commercially reasonable action to be taken by Purchaser under the applicable circumstances (such events being individually referred to as a "PERMITTED TERMINATION" and collectively, as "PERMITTED TERMINATIONS"). Without limiting other situations in which Purchaser may be deemed to have taken commercially reasonable actions, the parties hereto agree that it would be a commercially reasonable action for Purchaser to wind down, dissolve, shut down, liquidate, or file bankruptcy with respect to the Company or the Company's business if at any time during the period from the Closing Date to December 31, 2004, either the Company's cumulative cash flow from operations at the end of any calendar month determined in accordance with GAAP is less than zero, or if at the end of any calendar month during such period, the Company is unable to pay its debts as they become due. From and after the occurrence of any Permitted Termination, Purchaser shall not be required to make any further payments to the Representative or the Stockholders pursuant to this Agreement, including with respect to the Partnership Interests resulting from the Conversion of the Group A Shares and the Group B Shares and, if Purchaser has not previously done so, Purchaser may at any time thereafter terminate Walther Moller Ubando's operational control of the Company and his employment with the Company and the Stockholders shall no longer have any right hereunder or otherwise to appoint a replacement for him or otherwise have any role relating to the operation of the Company.

            (d) Purchaser will work with the Company in good faith to place links to the Company's website with a view to maximizing Internet traffic to the Company. Notwithstanding anything to the contrary contained herein, including the prior sentence, Purchaser shall not be required to contribute or lend (or cause to be contributed or loaned) to the Company any funds or to make (or cause to be made) any capital contributions to the Company.

            (e) If Walther Moller Ubando fails in any material respect at any time to carry out, perform, comply with, satisfy or discharge any of his covenants, agreements, undertakings, liabilities or obligations set forth in the Employment Agreement, and if such failure either shall not be capable of being fully cured or is in fact not fully cured within 10 days of notice thereof to Walther Moller Ubando and to the Company, then Purchaser may at any time thereafter terminate Walther Moller Ubando's operational control of the Company and his employment with the Company and the Stockholders shall no longer have any right hereunder or otherwise to appoint a replacement for him or otherwise have any role relating to the operation of the Company.

            (f) Except only as set forth in Section 2.10(a), the sole liability of Purchaser for any breach by it of this Section 2.10, if such breach either shall not be capable of being cured or is in fact not cured within 30 days of notice thereof to Purchaser, shall be for Purchaser to pay to the Company (by delivery of StarMedia Common Stock) an amount equal to the Company's Projected Revenues for the applicable calendar quarter during which the breach occurs (such amount to be determined by dividing the Company's Projected Revenues for the applicable calendar year by four).

            (g) At the Closing, each of the Stockholders shall enter into a service agreement (collectively, the "COMPANY SERVICE AGREEMENTS") with the Company in form and substance satisfactory to Purchaser which will provide, among other things, that, (1) from the Closing Date until the tenth anniversary of the Closing Date, at the request of the Company, each of the Stockholders and their Affiliates will provide certain support and other goods and services including, without limitation, the provision by the Moller Group of product development, advertising sales and marketing services and the provision by the MVS Group of administrative services, advertising on radio and television for the Company, advertising sales and access to and use by the Company of MVS Group's television and radio content for use by the Company; (2) during the first five years after the Closing Date, the Company will not be able to purchase any of the goods and services pursuant to the Company Service Agreements without Purchaser's consent, except to the extent specifically provided in the Business Plan and Budget; (3) the Company will pay for the goods and services provided by the Stockholders and their Affiliates at rates that are not substantially different from the rates agreed upon between the Company and the Stockholders during the 18 months prior to the date of this Agreement (copies of the records with respect to such rates have been provided by the Stockholders to Purchaser prior to the date of this Agreement), or in the case of the provision of advertising by the MVS Group, the rates charged to the Company shall be equal to the lesser of the rates charged by the MVS Group to its Affiliates for advertising or 70% of the average rates paid by MVS Group's advertisers as of the applicable date; and (4) during the five years after the Closing Date, the Company, upon request of the Stockholders, will provide certain consulting services at to be agreed upon rates to the Stockholders on the following, among others, terms and conditions: (i) the Company shall not provide any such services unless the Stockholders have paid for such services in advance; (ii) upon payment for such services, the Stockholders shall deliver to the Company a receipt acknowledging that the Company has provided all of the consulting services for which the Stockholders have paid; (iii) the Stockholders will reimburse the Company for (x) any payments the Company is required to make under any profit sharing plan as a result of the receipt of any payments made by the Stockholders to Purchaser under this paragraph (4) (the "PAYMENTS") and (y) all Taxes imposed on the Company with respect to the receipt of any Payments (including any Taxes imposed on reimbursements under this clause (iii)), which Taxes shall be calculated at an assumed effective tax rate of 35% and without giving effect to any net operating loss carryforwards to which the Company may be entitled; (iv) the Company shall not be permitted, without Purchaser's consent, to provide more than $1.0 million of consulting services under this paragraph (4); and (v) the Company shall not be required to provide any consulting services under this paragraph (4) after the end of the second year after the Closing Date if either of the Stockholders has requested that the Company provide such services in two consecutive calendar quarters.

      If the Company Service Agreements are not executed by the Closing and Purchaser waives the condition contained in Section 7.10, then the parties hereto agree that the provisions of this Section 2.10(g) shall constitute the terms and conditions under which the goods and services contemplated by the Company Service Agreements will be provided notwithstanding that no Company Service Agreements have been executed.

            (h) At the Closing, the MVS Group shall enter into a service agreement (the "PURCHASER SERVICE AGREEMENT") with Purchaser in form and substance satisfactory to Purchaser which will provide, among other things, that, during the first five years after the Closing Date, at the request of Purchaser, the MVS Group and its Affiliates will provide to Purchaser certain support and other goods and services including, without limitation, advertising on radio and television for Purchaser and advertising sales at the same rates charged to the Company for such goods and services under the Company Service Agreements.

      If the Purchaser Service Agreement is not executed by the Closing and Purchaser waives the condition contained in Section 7.11, then the parties hereto agree that the provisions of this Section 2.10(h) shall constitute the terms and conditions under which the goods and services contemplated by the Purchaser Service Agreement will be provided notwithstanding that no Purchaser Service Agreement has been executed.

            Section 2.11. EVENT OF COMPANY'S DISSOLUTION OR LIQUIDATION. Except in the event of a Permitted Termination, if from the Closing Date until December

31, 2004, the Company is voluntarily wound down, shut down, dissolved, liquidated or a bankruptcy filing is made with respect to the Company, then the Company's Projected Revenues for each applicable calendar quarter through the calendar year ending December 31, 2004 (such amount to be determined by dividing the Company's Projected Revenues for such applicable calendar year by four) occurring after the effective date of any such winding down, shut down, dissolution, liquidation or bankruptcy filing, other than a Permitted Termination, will be deemed to have been met on each such applicable calendar quarter and the corresponding Contingent Earnout Payment and Group B Shares Payments shall be paid in accordance with Sections 2.5 and 2.6 at the times when such payments would otherwise be due; provided, however, that if such winding down, shut down, dissolution, liquidation or bankruptcy filing, other than a Permitted Termination, occurs during a calendar year, the actual Company Revenues shall be utilized for the calendar quarter in which such winding down, shut down, dissolution, liquidation or bankruptcy filing, other than a Permitted Termination, occurs and the Company's Projected Revenues for such calendar year shall be pro rated for any applicable remaining calendar quarters. In the case of the utilization of such Projected Revenues, no final determination of Final Company Revenues in accordance with Section 2.5 shall be made for such calendar quarter.

            Section 2.12. MAXIMUM TOTAL CONSIDERATION. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Stockholders be entitled to receive total consideration for the Partnership Interests resulting from the Conversion of the Group A Shares and the Group B Shares in excess of U.S.$200.0 million (whether in shares of StarMedia Common Stock, in cash, or both). For purposes of this Section 2.12, all shares of StarMedia Common Stock shall be valued at the share price used in determining the value of such shares at the time such shares were issued to the Stockholders. In the event that the sum of the Initial Aggregate Consideration and the Group Shares Payments exceeds U.S.$200.0 million, Purchaser's payment obligations to the Stockholders pursuant to this Agreement shall terminate upon Purchaser's payment to the Stockholders of U.S.$200.0 million. From and after Purchaser's payment of U.S.$200.0 million to the Stockholders, Purchaser shall not be required to make any further payments pursuant to this Agreement.


                                   ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS RELATING TO THE COMPANY

            The Stockholders hereby jointly and severally represent and warrant to and for the benefit of Purchaser as follows:

            Section 3.1. INCORPORATION; AUTHORIZATION; CAPITALIZATION. (a) The Company is a private SOCIEDAD ANONIMA, and as of the Closing, will be an SRL, duly organized in Mexico, validly existing and in good standing under the laws of Mexico. The Company (i) has all requisite power to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has previously delivered to Purchaser true and correct copies of the ESTATUTOS SOCIALES (Bylaws) of the Company. The Company has no Subsidiaries. The Company has no investments in, or joint venture arrangements with, any other Person. Prior to the Closing, the Stockholders shall deliver to Purchaser a true and correct copy of the organizational documents of the Company in its SRL form which shall be in form and substance satisfactory to Purchaser.

            (b) The execution, delivery, and performance by the Stockholders of this Agreement and the other Transaction Documents to which the Stockholders and the Company are a party does not, and the consummation by the Stockholders and the Company of the transactions contemplated hereby and thereby, will not, (i) violate, conflict with or result in the breach of any provision of the ESTATUTOS SOCIALES (Bylaws) (or comparable governing document with a different name) of the Company or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the assets of the Company or give to others any interests or rights therein under (1) any Contract, or (2) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or other Governmental Entity or any applicable constitution or Law, to which the Company is subject or which is applicable to any of the Company's assets.

            (c) The authorized capital stock of the Company consists of (i) 500 Fixed Shares, of which 500 Fixed Shares are issued and outstanding, and (ii) an unlimited number of Variable Shares, of which 2,000 Variable Shares are issued and outstanding. As of the Closing, the Company will have partnership interests owned by the Stockholders in the same proportion as the Company Shares are currently owned. All of the outstanding shares of capital stock, and as of the Closing, partnership interests, of the Company have been duly authorized, validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights created by statute, regulation, or the ESTATUTOS SOCIALES (Bylaws) of the Company or any agreement to which the Company is a party or by which it is bound, or in violation of any federal or state securities laws. Except for the capital increase contemplated by Section 6.1(g), as disclosed in this Section 3.1(c), and for the transactions contemplated by this Agreement, there is no security, option, warrant, right (including preemptive rights), put, call, subscription, agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, delivery or other disposition of any securities or partnership interests of the Company or any securities convertible into, or other rights to acquire, any securities of the Company, (ii) relates to the voting or control of any securities or partnership interests of the Company or (iii) obligates the Company or any of its Affiliates to grant, offer or enter into any of the foregoing.

            (d) Schedule 3.1(d) contains a complete and correct list of the record and beneficial ownership of the Fixed Shares and the Variable Shares, and, as of the Closing, the partnership interests, as the case may be, of the Company by each stockholder of the Company, designating each officer and director of the Company and the current mailing address of each such stockholder.

            Section 3.2. FINANCIAL STATEMENTS. (a) Attached hereto as Schedule 3.2(a) are true, correct and complete copies of (i) the audited balance sheet of the Company as of December 31, 1997 and as of December 31, 1998 and the related audited income and cash flow statements for the Company for the twelve-month periods ended December 31, 1997 and December 31, 1998 and (ii) the unaudited balance sheet of the Company as of December 31, 1999 and the related unaudited income and cash flow statements for the Company for the twelve-month period then ended. The foregoing financial statements are collectively referred to as the "FINANCIAL STATEMENTS."

            (b) The Financial Statements were prepared in accordance with the books and records of the Company and in accordance with GAAP, and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows of the Company for the respective periods then ended, as the case may be.

            Section 3.3. UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, including any liabilities or obligations under Environmental Laws or any unfunded obligation under any Benefit Plan, except as (i) disclosed in the Financial Statements, or (ii) incurred in the ordinary course of business since December 31, 1999 and which could not individually or in the aggregate have a Material Adverse Effect on the Company taken as a whole.

            Section 3.4. PROPERTIES. (a) The Company does not own, or has ever owned, any interest in real property. The Company is not in violation of, nor has ever violated in any material respect , any Environmental Laws.

            (b) Schedule 3.4(b) hereto contains a true, complete and accurate list of all leases, subleases, licenses or other occupancy agreements relating to any real property and to which the Company is a party or pursuant to which the Company uses or occupies any real property. The real property (including all buildings and structures) being leased by the Company (i) is adequate for the uses for which it is used by the Company, (ii) is not the subject of any pending condemnation, eminent domain or inverse condemnation proceedings, except, in the case of each of the foregoing clauses, for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (c) Schedule 3.4(c)(A) hereto contains descriptions of all items of tangible personal property of every kind or description owned by the Company having a current net book value in excess of $5,000.00. No later than February 7, 2000, Stockholders will provide Purchaser with Schedule 3.4(c)(B) which shall be a true and correct list of all items of tangible personal property of every kind or description owned by the Company having a current net book value in excess of $2,500.00. The Company has good and marketable title to, or holds by valid and existing lease or license, all assets and properties (including without limitation all assets reflected on the Financial Statements (other than

Intellectual Property, which is the subject of the corresponding representation set forth in Section 3.8 below)), free and clear of all Liens.

            (d) All tangible assets of every kind or description owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted.

            (e) The Company's assets include all assets which are necessary or required to conduct the business of the Company, as presently conducted or proposed to be conducted. The Company has good and marketable title to, or leases, all of its assets, in each case free and clear of all Liens.

            Section 3.5. ABSENCE OF CERTAIN CHANGES. Except for the Conversion contemplated by Sections 6.1(h) and 7.8, since December 31, 1998, there has been no:

            (a) event or occurrence that individually or in the aggregate has caused or is reasonably likely to cause a Material Adverse Effect;

            (b) physical damage, destruction or loss in an amount exceeding $50,000 in the aggregate affecting the Company not remedied within 30 days;

            (c) increase in compensation payable or to become payable to any employee, independent contractor, consultant or director of the Company, or any bonus payment made or promised to any employee, independent contractor, consultant or director of the Company, or any material change in personnel policies, insurance benefits, Benefit Plans or other compensation arrangements affecting the employees, independent contractors, consultants or directors of the Company (other than increases in wages and salaries or bonus payments made in the ordinary course of business and consistent with past practice);

            (d) waiver of any rights by the Company under any Contract, which waivers, individually or in the aggregate, could have a Material Adverse Effect on the Company;

            (e) mortgage, pledge or subjection to any Lien of any of the properties or assets owned by the Company, except for sales or dispositions in the ordinary course of business or dispositions of obsolete properties or assets;

            (f) sale or transfer of the properties or assets of the Company, including Intellectual Property;

            (g) change in any method of accounting or accounting practice except as required by GAAP as in effect from time to time;

            (h) dividend or other distribution paid or declared by the Company in respect of any of its capital stock, and the Company has not, directly or indirectly, purchased, acquired or redeemed or split, combined or reclassified any shares of its capital stock;

            (i) entrance into any material transaction or Contract involving a total commitment by or to any party thereto of more than $50,000 on an annual basis or more than $200,000 on its remaining term which cannot be terminated on no more than 60 days' notice without penalty or additional cost to the Company as the terminating party; or

            (j) material tax election or change in tax accounting by the Company.

            Section 3.6.  TAXES.  (a) The Company  (which,  for purposes of this
Section 3.6, shall include any predecessor of the Company) has timely filed (taking into account timely filed extensions) all Returns which are required to be filed, and all Taxes shown to be due on such Returns have been timely paid to the extent that such Taxes have become due and are not being contested in good faith and for which adequate reserves have been set aside. All such Returns are true, accurate and complete. The Company has provided Purchaser with complete and accurate copies of all Returns filed by the Company for periods for which the applicable statute of limitations is still open. The Company has paid all Taxes required to be paid. The Company has not been included in any consolidated, combined or unitary Returns, other than inclusion in the consolidated Returns of MVS Comunicaciones, S.A. de C.V. ("MVS"), the Company's Parent. The Company does not have in effect, nor has been requested to make, any waiver or extension of any statute of limitations with respect to Taxes.

            (b) The Company is not and has not been engaged in a trade or business in the United States and is not and has not been subject to U.S. Federal income taxation.

            (c) The Company has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and has timely withheld from employee wages and other payments to third parties and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            (d) There are no pending, proposed, or, to the knowledge of the Company or the Stockholders, threatened, audits, Actions, assessments or deficiencies, asserted with respect to Taxes of the Company. There is no pending, proposed, or, to the knowledge of the Company or the Stockholders, threatened, claim by any Taxing Authority in any jurisdiction in which the Company does not pay Taxes or file Returns that the Company is required to pay Taxes or file Returns.

            (e) The Company does not have any liability under any tax sharing agreement or tax indemnity agreement nor is it otherwise liable for taxes of any other Person pursuant to a tax indemnity agreement or otherwise.

            (f) All deficiencies asserted or assessments made as a result of any examination of Returns referred to in Section 3.6(a) have been paid in full.

            Section 3.7. LITIGATION; ORDERS. There is no Action pending, or to the knowledge of the Company or the Stockholders, threatened, against the Company by or before any court, arbitrator, panel or other Government Entity that would prevent the consummation of any of the transactions contemplated hereby. There is no Action pending, or to the knowledge of the Company or the Stockholders, threatened, against or affecting the Company or its business, properties or rights by or before any court, arbitrator, panel or other
Government Entity. There are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any Government Entity or arbitrator against the Company or any of its properties.

            Section 3.8. INTELLECTUAL PROPERTY. (a) Schedule 3.8(a) contains a true, accurate and complete list of all patents, patent applications, trademarks and service marks and corresponding registrations and applications for registration thereof, and copyright registrations and applications for registration of copyrights, worldwide, as are now owned, used or held for use by the Company. Schedule 3.8(a)(i) further sets forth a true, accurate and complete list as of the date hereof of all Outstanding IP Licenses (other than non-negotiated IP Licenses to the Company for Shrink Wrap Software having a license fee, in the aggregate for all copies licensed, of less than $5,000)("NON-COMMODITY SOFTWARE"), identifying the other parties thereto and the subject matter and date thereof, any royalty or other payment obligations, the term thereof, and any exclusivity obligations. The Company has sole and exclusive beneficial and record ownership and legal title of all subject matter set forth therein, free and clear of Liens (including any rights or claims of present or former employees, consultants, officers and directors of the Company or any other Persons) and of any obligations to pay royalties or other remuneration to any Person. There are no Outstanding IP Licenses other than as identified in Schedule 3.8(a)(i), oral or written, and no Outstanding IP License requires any payment of any nature, cash or noncash, or approval from, any past or present officer, director, shareholder or Affiliate of the Company.

            (b) The Company has sufficient title, ownership or IP Licenses of Intellectual Property Rights (whether or not listed in Schedule 3.8(a)(i)) necessary for its business as now conducted without any conflict with or infringement of the rights of others, and such rights will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (c) The Company has not been nor is now interfering with, infringing upon, misappropriating, or otherwise in conflict with or violating any Intellectual Property Rights of other Persons, nor has the Company received any communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property Rights of any other Person, nor to the knowledge of the Company or the Stockholders, is there any basis for the making of any such allegation.

            (d) Schedule 3.8(d) sets forth a list of all patents relating to any field of business or proposed business of the Company as to which the Company has either sought an opinion of counsel or been advised that it should seek an opinion of counsel.

            (e) There is not pending, nor to the knowledge of the Company or the Stockholders, has there been threatened, any Action to contest, oppose, cancel or otherwise challenge the validity, ownership or enforceability of any of the Company's Intellectual Property.

            (f) Neither the Company nor any Stockholder has knowledge that any Person is infringing any of its Intellectual Property.

            (g) Neither the Company nor any Stockholder is aware after due inquiry of the Company's employees that any of the employees of the Company is obligated under any contract (including IP Licenses, Licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of the best efforts of such employee to promote the interests of the Company or that would conflict with the Company's business as currently conducted. The Company is not aware after due inquiry of its consultants that any of its consultants is obligated under any contract (including IP Licenses, Licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with such consultant's performance of its contractual obligations or other currently contemplated duties to the Company. Neither the execution nor delivery of this Agreement or the consummation of the transactions contemplated hereby, nor the carrying on of the Company's business by the employees of and the consultants to the Company, nor the conduct of the Company's business, will, to the knowledge of the Company or the Stockholders after due inquiry of the employees and consultants of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any law, contract, covenant or instrument to or under which any of such employees or consultants is now subject to or obligated. The Company does not believe that it is or will be necessary to utilize any inventions of any of their employees or consultants (or Persons it currently intends to hire or retain as consultants) made prior to their employment or engagement by the Company.

            (h) Schedule 3.8(h) sets forth a complete list of all Internet domain names now used by the Company. All such domain names are currently registered and in good standing, and the Company is shown on the records of the registrar thereof as the sole owner thereof. The Company has not received notice or communication stating that any Person is challenging the right of the Company to use any such domain name.

            (i) All Software which has been used and which is now being used by the Company has and is being used in compliance with all applicable IP License requirements.

            (j) All the Company's employees and consultants (other than certain temporary research and development consultants to whom no material disclosures of any proprietary information of the Company was made) have signed an undertaking to maintain secrecy with respect to the Company, and the Company undertakes to continue to act in such manner in the future.

            (k) Each of the Programs included in the Company's Non-Commodity Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, and conforms in all material respects to the specifications therefor. No significant "bugs", and no "viruses" or "time bombs", exist with respect to any of the Programs included in the Non-Commodity Software.

            (l) As to all Software in which the Company purports to own the Intellectual Property Rights, the Company has obtained signed, written documents from each of the Persons engaged in the design or development thereof (A) waiving their respective moral rights in such Software to the extent permitted by applicable law, (B) acknowledging the Company's exclusive ownership of such

Software, and (C) (without limiting the representations and warranties set forth in subsection (j) above) agreeing to maintain all Source Code and related technical information regarding the Software Product in confidence for the exclusive benefit of the Company (collectively, the "EMPLOYEE TECHNOLOGY CONVEYANCE AGREEMENTS"), copies of which have been provided to Purchaser prior to the date of this Agreement.

            (m) In its operation of Software and related systems, and the use of information collected in connection therewith, the Company has at all times complied in all material respects with legal and contractual obligations under Mexican, U.S. and other laws worldwide in which such Software or systems are used regarding the privacy of end users who have used such Software or systems or supplied information to the Company, and the present use of such Software and systems information collected in connection therewith by the Company and the present conduct of its business continues to be in such compliance. The Stockholders know of no reason after appropriate inquiry why certification of the operations of the Company would not be granted by the Truste privacy program, if such operations were to be submitted for such certification by way of a properly completed and submitted application.

            Section 3.9. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. (a) The Company has all licenses, permits, franchises, registrations, certificates, consents, and other authorizations of any Government Entity possessed by or granted to the Company necessary to the conduct of the business of the Company as currently conducted (the "LICENSES"), except where such failure to have any such license, permit, franchise, registration, consent or other authorization, individually and in the aggregate, would not have a Material Adverse Effect. All Licenses are in full force and effect. No Action is pending or, to the knowledge of the Company or the Stockholders, threatened, by or before any court, arbitrator, panel or other Government Entity seeking the revocation, modification or limitation of any License.

            (b) No filing, consent, waiver, approval or authorization of any Government Entity or of any third party on the part of the Company is required in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is a party or the consummation of any of the transactions contemplated by this Agreement or by the other Transaction Documents, except in connection with or in compliance with the Mexican LEY FEDERAL DE COMPETENCIA ECONOMICA (Federal Economic Competition Law).

            (c) During the years ended December 31, 1998 and December 31, 1999, the Company and its Subsidiaries, taken as a whole, (i) did not hold assets located in the United States having an aggregate book value of $15 million or more, and (ii) did not make aggregate sales in or into the United States of $25 million or more.

            Section 3.10. LABOR MATTERS.

            (a) Schedule 3.10(a) sets forth a complete and correct list of all employees of the Company, including for each such employee his or her (i) name;
(ii) job title; (iii) status as a full-time or part-time employee; and (iv) base salary or wage rate. Schedule 3.10(a) also lists each employee of the Company who is not actively at work for any reason other than vacation, and the reason for such absence.

            (b) Schedule 3.10(b) sets forth a complete and correct list of all individuals who perform services for the Company as an independent contractor, the services they perform, and their rate of compensation.

            (c) No employees of the Company are covered by a collective bargaining agreement. No employees of the Company are, or within the last three years have been, represented by a union or other bargaining agent, and, to the knowledge of the Company or the Stockholders, no employee organizing efforts are pending with respect to employees of the Company. There has been no strike, work slowdown or other material labor dispute with respect to employees of the Company, nor to the knowledge of the Company or the Stockholders, is any strike, work slowdown or other material labor dispute pending. The Company is not involved in nor, to the knowledge of the Company or the Stockholders, threatened with any arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company.

            (d) Except as disclosed in Schedule 3.10(d):

                        (i) The Company is in compliance with all applicable labor, social security and other applicable Laws and employment agreements and has paid all social security, profit sharing, savings fund, housing fund and all other charges and contributions required by applicable Laws;


                        (ii) There is no pending social security or labor complaint involving the Company or, to the knowledge of the Company and the Stockholders, threatened, before any Governmental Entity from which an obligation or liability may arise or be asserted against the Company;

                        (iii) There is no pending labor dispute or, to the knowledge of the Company and the Stockholders, threatened, against the Company from which an obligation or liability may arise or be asserted against the Company; and

                        (iv) No Action has been filed or, to the knowledge of the Company and the Stockholders, threatened, by any labor union seeking to enter into a collective bargaining agreement with the Company.

            Section 3.11. COMPLIANCE WITH LAWS. The conduct of the business of the Company has complied with, and the Company and its properties are in compliance with all Laws applicable thereto other than Laws, the violations of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 3.12. INSURANCE. Schedule 3.12 lists all insurance policies owned or held by the Company. The Company's insurance policies afford coverage to the Company and its assets or business in amounts and against all risks normally insured against by Persons possessing similar assets or operating similar businesses in similar locations. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy.

            Section 3.13. CONTRACTS. Schedule 3.13 sets forth a list of all written, and a description of all oral, employment Contracts, regardless of amount, and all other Contracts, except for individual unrelated Contracts which could not involve the payment or receipt by the Company of more than $10,000 per calendar year; PROVIDED, HOWEVER, that (i) such schedule also sets forth those Contracts which do not satisfy the $10,000 threshold but are otherwise material to the Company, and (ii) the Company is not a party to Contracts not listed on
Schedule 3.13 which in aggregate could obligate the Company to pay or receive in the aggregate more than $40,000. Except for all failures to be valid, binding and enforceable and breaches, defaults, events, waivers and disputes which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (a) all of the Contracts are valid and binding on and enforceable against the Company, in accordance with their terms and, to the knowledge of the Company or the Stockholders, on and against the other parties thereto, (b) neither the Company, nor to the knowledge of the Company or the Stockholders, any other party to any Contract, is in breach or default under any Contract, (c) the Company has not waived any material right under any Contract, (d) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default by the Company, or to the knowledge of the Company or the Stockholders, by any other party thereto, under any Contract, and
(e) there are no unresolved disputes under any of the Contracts. True and complete copies of all written, and accurate summaries of all oral, Contracts set forth on Schedule 3.13 have been provided to Purchaser prior to the date of this Agreement.

            Section 3.14. TRANSACTIONS WITH AFFILIATES. Schedule 3.14 sets forth a complete and accurate (a) list of all Contracts to which any Stockholder, director or officer of the Company, or any of their Affiliates, Associates or Relatives (collectively, the "INSIDERS"), on the one hand, and the Company, on the other hand, is a party and (b) description of all transactions which are not the subject of the agreements described in clause (a) above (the "INSIDER TRANSACTIONS") between the Company, on one hand, and any Insider, on the other hand, that have occurred since the incorporation of the Company.

            Section 3.15. EMPLOYEE BENEFITS.

            (a)  Schedule  3.15(a) sets forth a complete and correct list of (i)
any employee benefit plan, arrangement or policy, including without limitation, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, arrangement or policy, and (ii) any employment, indemnification, consulting, severance or change-in-control agreement, in each case, which is sponsored or maintained by the Company or any of its Affiliates, or to which the Company or any of its Affiliates contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or their beneficiaries or dependents, whether or not written ("BENEFIT PLANS"). Neither the Company nor any of its Affiliates has communicated to present or former employees of the Company or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan. No Benefit Plan covers employees other than employees of the Company.

            (b) The Company has delivered to Purchaser complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company, and, with respect to each Benefit Plan, any plan description distributed to employees, any related trust agreements or insurance contracts, and the last three annual financial statements.

            (c) Each Benefit Plan is and has been operated and administered in accordance with its terms and all applicable laws in all material respects.

            (d) All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

            (e) No Benefit Plan is funded with, or provides for benefits in the form of, stock or other securities of the Company.

            (f) Since January 1, 1999, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase the Company's cost, or the benefits payable, with respect to such plan.

            (g) The Company has never maintained or contributed to an employee benefit plan, arrangement or policy subject to Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the Company has no liability with respect to any such plan, arrangement or policy.

            (h) The Company has no liability with respect to any employee for termination of his or her employment other than as may be specifically provided by the Mexican Federal Labor Law.

            (i) There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan pending which could give rise to a material liability, or to the knowledge of the Company or the Stockholders, threatened, and neither the Company nor the Stockholders has any knowledge of any facts which reasonably could be expected to give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). No Benefit Plan is currently under any governmental investigation or audit.

            (j) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, consultant, or director of the Company. No payment or transfer of property that would constitute a "parachute payment" (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee, consultant or director in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

            (k) Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or a third party service provider retained by the Company.

            Section 3.16. YEAR 2000. The "YEAR 2000" problem, consisting of the inability of certain computer applications to recognize and properly perform date-sensitive functions involving dates on or about or subsequent to December 31, 1999, will not have a Material Adverse Effect on the Company. The Company reasonably anticipates that all computer applications which are material to its business will, in a timely basis, be able to properly perform date-sensitive functions for all dates on and after January 1, 2000. The Software and related services used by the Company (except for off-the-shelf, Shrink-Wrap Software that is commercially available for retail purchase) and/or sold or licensed by the Company will not require any additional expenditures in order to be "YEAR 2000 COMPLIANT," which term shall include the following capabilities: (a) accurately processing date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) functioning accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;
(c) responding to two-digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (d) storing and providing output of date information in ways that are unambiguous as to century. The Company has contacted its principal vendors of hardware, Software and services, and other Persons with whom the Company has material business relationships, and all such vendors and other Persons have notified the Company that their hardware, Software and services are Year 2000 Compliant to the extent affecting the Company.

            Section 3.17. BROKERS, FINDERS, ETC. Except for Deutsche Banc Alex. Brown, whose fees shall be the sole responsibility of the Stockholders, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written or oral, made by or on behalf of the Company or by or on behalf of any director, officer, employee, agent or Affiliate of the Company.

            Section 3.18. DISCLOSURE. No representation, warranty or statement made by a Stockholder in this Agreement or the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.


                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER INDIVIDUALLY

            Each Stockholder hereby severally represents and warrants as to itself to and for the benefit of Purchaser as follows:

            Section 4.1.  AUTHORIZATION, ENFORCEABILITY.

            (a) Such Stockholder has full power and authority to execute, deliver and perform this Agreement, and the other Transaction Documents to which such Stockholder is a party. This Agreement has been duly executed and delivered by such Stockholder and, as of the Closing Date, the other Transaction Documents to which such Stockholder is a party will be duly executed and delivered by such Stockholder. This Agreement constitutes, and each other Transaction Document to which such Stockholder is a party, when executed and delivered by such Stockholder, will constitute, a legal, valid and binding obligation of each such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

            (b) The execution,  delivery, and performance by such Stockholder of this Agreement and the other Transaction Documents to which such Stockholder is a party do not, and the consummation by such Stockholder of the transactions contemplated hereby and thereby, will not (i) violate, conflict with, result in a breach of any provision of the ESTATUTOS SOCIALES (Bylaws) of such Stockholder, or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the assets of such Stockholder or give to others any interests or rights therein under (1) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which such Stockholder is a party, or by which any such Stockholder is bound or by which any of such Stockholder's assets may be bound or affected, or (2) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or other Governmental Entity or any applicable constitution or Law, to which such Stockholder is subject or which is applicable to any of such Stockholder's assets, except for such violations, conflicts, breaches, defaults, failures to obtain consents, terminations, amendments, modifications, accelerations, suspensions, revocations and cancellations as would not individually or in the aggregate have a material adverse effect on such Stockholder's ability to perform its obligations under this Agreement and the other Transaction Documents.

            Section 4.2. CONSENTS, ETC. No filing, consent, waiver, approval or authorization of any Government Entity or of any third party on the part of any Stockholder is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or the other Transaction Documents or the consummation by such Stockholder of any of the transactions contemplated hereby or thereby, except for the notification to Mexico's Federal Competition Commission pursuant to the Mexican LEY FEDERAL DE COMPETENCIA ECONOMICA (Federal Economic Competition Law).

            Section 4.3. OWNERSHIP. Such Stockholder owns of record, and has good and marketable title to, the number of Company Shares, or partnership interests, as the case may be, set forth opposite its name on Schedule 1, free and clear of all Liens. The Company Shares owned by each Stockholder are, and as of the Closing, the applicable partnership interests will be, properly registered in the stock or partnership interest transfer book of the Company. Such shares, or partnership interests, as the case may be, are the only securities, or rights to acquire securities, of the Company and its Affiliates that are owned of record or beneficially owned by such Stockholder or any Affiliate of such Person.

            Section 4.4. BROKERS, FINDERS, ETC. Except for Deutsche Banc Alex. Brown, whose fees shall be the sole responsibility of the Stockholders, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon any agreements, written or oral, made by or on behalf of such Stockholder.

            Section 4.5. ACCESS TO INFORMATION. Such Stockholder has had the opportunity to review this Agreement and to ask questions of and receive answers from Purchaser and its management concerning the terms and conditions of this Agreement. Such Stockholder has received all information that such Stockholder believes is necessary for such Stockholder to evaluate the transactions contemplated by this Agreement.

            Section 4.6.  PRIVATE PLACEMENT.

            (a) Such Stockholder qualifies as an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act;

            (b) Such Stockholder will acquire the StarMedia Common Stock to be acquired by such Stockholder pursuant to this Agreement for such Stockholder's own account;

            (c) Such Stockholder is acquiring the StarMedia Common Stock under this Agreement for such Stockholder's own account and not with a view to any distributions thereof within the meaning of the 1933 Act; and

            (d) Such Stockholder acknowledges and agrees that the StarMedia Common Stock acquired pursuant to this Agreement has not been and, except as provided in Section 9.2 hereof, will not be registered under the Securities Act (or any state or foreign securities Laws).


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER


            Purchaser represents and warrants to the Stockholders as follows:

            Section 5.1 INCORPORATION; AUTHORIZATION; CAPITALIZATION. (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

            (b) Purchaser has full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and the other Transaction Documents to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action (corporate or otherwise) on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, as of the Closing Date, the other Transaction Documents to which Purchaser is a party will be duly executed and delivered by Purchaser. This Agreement constitutes, and each other Transaction Document to which Purchaser is a party, when executed and delivered by Purchaser, will constitute, a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

            (c) The execution, delivery, and performance by Purchaser of this Agreement, and the other Transaction Documents to which Purchaser is a party do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not, (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Purchaser or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, (1) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which Purchaser is a party, or (2) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Governmental Entity or any applicable constitution, or Law, to which Purchaser is subject, except for such violations, conflicts, breaches, defaults, failures to obtain consents, terminations, amendments, modifications, accelerations, suspensions, revocations and cancellations as would not individually or in the aggregate have a material adverse effect on Purchaser's ability to perform its obligations under this Agreement.

            (d) The shares of StarMedia Common Stock to be delivered to the Stockholders in accordance with this Agreement, when so delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable, and, assuming that the representations and warranties of the Stockholders set forth in Section 4.6 are correct, will not have been issued in violation of any preemptive rights or any U.S. federal or state securities laws.

            (e) Purchaser is acquiring the Company Shares pursuant to this Agreement for Purchaser's own account and not with a view to any distributions in violation of any U.S. federal or state securities laws.

            Section 5.2. CONSENTS,  ETC. Assuming that the  representations  and warranties of the Stockholders set forth in Section 4.6 are correct, no filing, consent, waiver, approval or authorization of any United States Government Entity or of any third party on the part of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the other Transaction Documents to which Purchaser is a party or the consummation by Purchaser of any of the transactions contemplated hereby or thereby.

            Section  5.3. SEC  DOCUMENTS.  Purchaser  has made  available to the
Stockholders a true and complete copy of (i) Amendment No. 3 to Purchaser's Registration Statement for Secondary Offering dated October 14, 1999, and (ii) Purchaser's report on Form 10-Q for the quarter ended September 30, 1999, filed by Purchaser with the Securities and Exchange Commission (the "SEC") (collectively, the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the SEC Documents (collectively, the "PURCHASER FINANCIAL STATEMENTS") were prepared in accordance with U.S. GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Purchaser as of the respective dates thereof, or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.

            Section 5.4. BROKERS, FINDERS, ETC. Except for Goldman, Sachs & Co., whose fees shall be the sole responsibility of Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby and thereby based upon any agreements, written or oral, made by or on behalf of Purchaser or any of its Affiliates or by or on behalf of any director, officer, employee, agent or Purchaser or any Affiliate of Purchaser.


                                   ARTICLE VI

                                    COVENANTS

            Section 6.1. COVENANTS OF THE STOCKHOLDERS. The Stockholders agree to observe and perform the following covenants and agreements:

            (a) CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING DATE. Except as contemplated in this Agreement, prior to the Closing, the Stockholders will conduct, and shall cause the Company to conduct, the Company's business only in the Ordinary Course of Business, and, without limitation of the foregoing, will:

                  (1) not, and will cause the Company not to, make or permit any material change in the general nature of the Company's business;

                  (2) maintain the Company's business in accordance with prudent business judgment and consistent with past practice and policy, and maintain the Company's assets in good repair, order and condition, reasonable wear and tear excepted;

                  (3) preserve the Company as an ongoing business and use reasonable efforts to maintain the goodwill associated with the Company;

                  (4)   preserve all of the Company's Licenses;

                  (5) cause the Company not to, enter into any material transaction or Contract involving a total commitment by or to any party thereto of more than $1,000 on an annual basis or more than $1,000 for its remaining term which cannot be terminated on no more than 60 days' notice without penalty or additional cost to the Company as the terminating party;

                  (6) cause the Company not to, purchase,  sell, lease,  dispose of or otherwise transfer or make any contract for the purchase, sale, lease, disposition or transfer of, or subject to Lien, any of the assets of the Company, including without limitation, Intellectual Property, except for such dispositions in the ordinary course of business, which in the aggregate are not material, or dispositions of obsolete assets;

                  (7) cause the Company  not to,  make any changes in  financial policies or practices, or strategic or operating policies or practices of the Company;

                  (8) cause the Company to comply in all material  respects with all applicable Laws and permits, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

                  (9) cause the Company not to,  grant any increase or change in total compensation, benefits or pay any bonus to any employee, independent contractor, director or consultant of the Company;

                  (10) cause the Company  not to,  grant or enter into or extend the term of any Contract with respect to continued employment or service for any employee, independent contractor, officer, director or consultant of the Company;

                  (11) cause the Company not to, make any loan or advance to any
            Person other than to any officer, director, stockholder or employee of the Company in the Ordinary Course of Business;

                  (12) cause the Company not to, amend any of the Company's organizational documents;

                  (13) cause the Company not to, incur any indebtedness in excess of $1,000; and

                  (14) cause the Company not to, enter into any Contract committing the Company to do any of the foregoing.

      From and after date hereof and prior to the Closing, the cash and cash equivalents of the Company will be expended only in the Ordinary Course of Business and, without limitation of the foregoing, (i) no cash or cash equivalents of the Company will be paid to any Insider (other than any employees of the Company, as such) for any reason (including repayment of advances), and
(ii) no cash or cash equivalents of the Company will be expended to pay any expenses related to the transactions contemplated herein.

            (b) ACCESS TO THE COMPANY'S OFFICES, PROPERTIES AND RECORDS; UPDATING INFORMATION.

                  (1) From and after the date hereof and until the Closing Date, the Stockholders shall permit Purchaser and its representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of the Company, and shall disclose, and make available to Purchaser and its representatives all books, papers and records to the extent that they relate to the ownership, operation, obligations and liabilities of or pertaining to the Company, its business, assets and liabilities. Without limiting the application of the Confidentiality Agreement dated August 13, 1999 between the Company and Purchaser (the "CONFIDENTIALITY AGREEMENT"), all documents or information furnished by the Company hereunder shall be subject to the Confidentiality Agreement.

                  (2) The  Stockholders  will  notify  Purchaser  as promptly as practicable of any significant change in the operation of the Company and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity, or the institution or overt threat or settlement of any material Action involving or affecting the Company or the transactions contemplated by this Agreement, and shall use reasonable best efforts to keep Purchaser fully informed of such events and permit Purchaser's representatives access to all materials prepared in connection therewith.

                  (3) As promptly as practicable after Purchaser's  request, the
            Stockholders will furnish such financial and operating data and other information pertaining to the Company and its business and assets as Purchaser may reasonably request.

            (c) APPROVALS AND CONSENTS. The Stockholders will use their reasonable best efforts to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby.

            (d) DIVIDENDS. Prior to the Closing, the Stockholders shall cause the Company not to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; or (ii) redeem, repurchase or otherwise acquire any shares of its capital stock.

            (e) ISSUANCE OF SECURITIES. Except with respect to the capital increase referred to in 6.1(g) below, prior to the Closing, the Stockholders shall cause the Company not to issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

            (f) ACCOUNTING AND TAX. Prior to the Closing, the Stockholders shall cause the Company not to (i) make any changes in its accounting methods, principles or practices except as required by law, rule, regulation or GAAP or
(ii) make any changes in tax elections, methods or practices, except as required by law.

            (g) CAPITAL INCREASE. As soon as practicable after the execution of this Agreement, but in any event, prior to the Closing and prior to the Conversion contemplated by Section 6.1(h), the Stockholders shall (i) authorize the Company to increase its capital from 250,000 Mexican pesos to at least the amount required so that, after giving effect to the capitalization, the Company's stockholders' equity as of the Closing, determined in accordance with GAAP, is equal to or greater than zero, plus the equivalent in Mexican pesos of U.S.$331,000, and (ii) subscribe and pay for such capital increase in full in exchange for Fixed Shares or Variable Shares of the Company. Upon consummation of the Closing, the Company will have at least U.S.$331,000 in cash.

            (h) CONVERSION TO SRL. Prior to the Closing, the Stockholders shall cause the Company to have been duly converted into an SRL, which shall have the same capital as the Company after the capital increase contemplated by Section 6.1(g) above is effected, in compliance with applicable Mexican Laws and pursuant to agreements and instruments which are in form and substance satisfactory to Purchaser.

            (i) RESIGNATIONS. The Stockholders shall cause each of the current directors and officers of the Company to resign from their positions in the Company before the Closing.

            (j) BUSINESS PLAN. Prior to the Closing, the Stockholders shall prepare and deliver to Purchaser a Business Plan which is consistent with this Agreement and the Budget.

            Section 6.2.  ADDITIONAL AGREEMENTS.

            (a) FURTHER ASSURANCES. Each of Purchaser and the Stockholders agrees to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement as promptly as possible, including, but not limited to, using their reasonable best efforts to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby. If, at any time after the execution hereof, any such further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Purchaser with full right, title and possession to the Company Shares, the Stockholders shall take all such lawful and necessary action and will use their reasonable best combined efforts to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby and shall cause the Company to implement all necessary consents and acts, or refrain to implement any act, as the case may be, necessary to consummate the transactions contemplated by this Agreement.

            (b) PUBLIC ANNOUNCEMENTS. Prior to the Closing, neither the Stockholders nor Purchaser will disclose or permit their respective agents or Affiliates to disclose to any third parties the fact of the proposed transactions, issue, or permit any of their respective agents or Affiliates to issue, any press releases or otherwise make, or permit any of their respective agents or Affiliates to make, any public or other statements, or to release any information intended for or reasonably likely to result in public or other dissemination thereof, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of all the other parties hereto, except as may be required by law or by the rules of the NASDAQ Stock Market.

            Section 6.3. EXCLUSIVITY. From the date of this Agreement until the earlier of the date of termination of this Agreement or the Closing, the Stockholders will not, and will cause the Company and the Insiders not to, take any action, directly or indirectly, to encourage, solicit, initiate, engage in or continue discussions or negotiations with, or provide any information to, any Person, group or other entity, other than Purchaser, concerning any purchase of any capital stock or assets of the Company or any merger or similar transaction involving the Company.

            Section 6.4. EMPLOYEE MATTERS. Nothing in this Agreement shall be construed to require Purchaser or any of its Affiliates to hire, or continue the employment of, any employee of the Company or to continue in effect any employee benefit plan or arrangement.

            Section 6.5. FINANCIAL STATEMENTS TO BE PROVIDED. Upon Purchaser's request, the Stockholders shall, and shall cause the Company to, (i) provide to Purchaser audited and unaudited financial statements required to be included in any filings to be made by Purchaser with the SEC in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein, and (ii) cause the Company's and the Stockholders' independent accountants to deliver to Purchaser the required consents in connection therewith.


                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

            Purchaser's obligations to consummate the Closing and effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing, or waiver by Purchaser, of each of the following conditions (any of which may be waived by Purchaser in its sole discretion):

            Section 7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS. Each of the representations and warranties of the Stockholders contained in this Agreement or in any Schedule, certificate, document or instrument delivered in connection herewith shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects. The Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing. The Stockholders shall deliver to Purchaser a certificate, dated the Closing Date, to the effect that the conditions set forth in this Section 7.1 have been satisfied.

            Section 7.2. FILINGS; CONSENTS. All registrations, filings, applications, notices, consents, releases, approvals, orders, qualifications and waivers required in connection with the consummation of the transactions contemplated hereby and authorization, including, without limitation, from Mexico's Federal Competition Commission shall have been filed, made, obtained or received.

            Section 7.3. NO INJUNCTION. (a) There shall be no injunction, restraining order or decree of any nature of any court or other Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, (b) no Action shall have been instituted by or before any court, panel, arbitrator or other
Government Entity or any other Person to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, and (c) none of the parties hereto shall have received notice from any Government Entity or any other Person of (i) its intention to institute any Action to restrain or enjoin or nullify this Agreement or the consummation of the transactions contemplated hereby or to commence any investigation into the consummation of the transactions contemplated hereby or
(ii) the actual commencement of such an investigation.

            Section 7.4. EMPLOYMENT AGREEMENT. Walther Moller Ubando and the Company shall have entered into the Employment Agreement. Walther Moller Ubando shall have agreed to and executed the Spanish translation of the Employment Agreement prior to Closing.

            Section 7.5. GENERAL RELEASE. The Stockholders and each director and officer of the Company shall have executed an irrevocable general release in favor of the Company in the form attached hereto as Exhibit B1.

            Section 7.6. RESIGNATIONS/ELECTION. Each of the current directors and officers of the Company shall have resigned from their positions in the Company and Purchaser shall have received evidence of the election to the board of directors of the Company of persons designated by Purchaser.

            Section 7.7. INCREASE OF CAPITAL. The Company's capital shall have been increased in accordance with Section 6.1(g) hereof.

            Section 7.8.  CONVERSION  TO SRL.  The Company  shall have been duly converted into an SRL, which shall have the same capital as the Company after the capital increase contemplated by Section 6.1(g) above is effected, in compliance with applicable Mexican Laws and pursuant to agreements and instruments which are in form and substance satisfactory to Purchaser.

            Section 7.9. INDUCEMENT AGREEMENT. Walther Moller Ubando shall have entered into the Inducement Agreement.

            Section 7.10. COMPANY SERVICE AGREEMENTS. The Stockholders shall have entered into the Company Service Agreements.

            Section 7.11. PURCHASER SERVICE AGREEMENT. The MVS Group shall have entered into the Purchaser Service Agreement.

            Section 7.12. BUSINESS PLAN. The Stockholders shall have delivered to Purchaser the Business Plan in form and substance satisfactory to Purchaser.

            Section 7.13. DOCUMENTS. The Stockholders shall have delivered to Purchaser at the Closing such other documents and instruments as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement. The Stockholders shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by each such person hereunder.


                                  ARTICLE VIII

                 CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

            The Stockholders' obligation to consummate the Closing and effect the transactions contemplated herein is subject to the satisfaction at or prior to the Closing, or waiver by the Representative, of all of the following conditions (any of which may be waived by the Representative in its sole discretion):

            Section 8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Each of the representations and warranties of Purchaser contained in this Agreement or in any Schedule, certificate, document or instrument delivered in connection herewith, shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Purchaser shall deliver to the Representative a certificate, dated the Closing Date and signed by an officer of Purchaser, to the effect that the conditions set forth in this
Section 8.1 have been satisfied.

            Section 8.2. NO INJUNCTION. (a) There shall be no injunction, restraining order or decree of any nature of any court or other Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, (b) no Action shall have been instituted by or before any court, panel, arbitrator or other
Government Entity or any other Person to restrain or prohibit, or to obtain substantial damages against the Stockholders in respect of, the consummation of the transactions contemplated hereby, and (c) none of the parties hereto shall have received notice from any Government Entity or any other Person of (i) its intention to institute any Action to restrain or enjoin or nullify this Agreement or the consummation of the transactions contemplated hereby or to commence any investigation into the consummation of the transactions contemplated hereby or (ii) the actual commencement of such an investigation.

            Section 8.3. FILINGS; CONSENTS. All consents or approvals required by Mexico's Federal Competition Commission in connection with the consummation of the transactions contemplated hereby, shall have been obtained or received.

            Section 8.4. RELEASE OF STOCKHOLDERS. The Company shall have executed an irrevocable general release in favor of the Stockholders in the form attached hereto as Exhibit B2.


                                   ARTICLE IX

                              ADDITIONAL COVENANTS

            Section 9.1. STRATEGIC AGREEMENTS. At or prior to the Closing, Purchaser shall, and the Stockholders shall cause MVS to, negotiate in good faith to reach an agreement with respect to the undertaking of a business for the purpose of the creation and distribution of Internet content via broadband networks throughout Latin America (the "STRATEGIC AGREEMENTS"). Purchaser and the Moller Group further agree that they will discuss in good faith future potential business opportunities. Nothing in this Section 9.1 shall create an obligation for any party to enter into a definitive agreement.

            Section 9.2. PIGGYBACK RIGHTS. Purchaser shall provide to the Stockholders the following registration rights with respect to the resale by the Stockholders of StarMedia Common Stock issuable pursuant to this Agreement (the "STARMEDIA SHARES"):

            (a) From and after the end of the applicable lock-up period provided pursuant to Section 2.9 until the second anniversary of the end of such applicable lock-up period, each time that Purchaser intends to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale, for its own account, for money, of any securities of Purchaser (other than a registration statement on Form S-4 or Form S-8), Purchaser will give at least ten days written notice of its intention to do so to the Representative on behalf of the Stockholders. Upon the written request of the Representative to Purchaser given within 20 days after receipt of any such notice from Purchaser, Purchaser will use its reasonable best efforts to cause all StarMedia Shares for which the Representative has requested registration to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the Stockholders of the StarMedia Shares to be so registered; PROVIDED, HOWEVER, that (i) nothing herein shall prevent Purchaser from, at any time, abandoning or delaying any such registration initiated by it; (ii) if Purchaser determines not to proceed with a registration after the registration statement has been filed with the SEC, Purchaser shall complete the registration for the benefit of the Stockholders if the Stockholders wish to proceed with an offering of such StarMedia Shares and agree to bear their pro rata share of all expenses incurred by Purchaser as the result of such registration of such StarMedia Shares after Purchaser has decided not to proceed; and (iii) if any registration is an underwritten registration for which this Section 9.2 is applicable, and the managing underwriters advise Purchaser in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within an acceptable price range, Purchaser shall include in such registration (1) first, the securities of the Purchaser requested to be included therein by the holders requesting such registration, (2) second, the securities of any other holder of securities of Purchaser who has registration rights as of the date of this Agreement and who has requested that such securities be included in such registration, and (3) lastly, the securities requested to be included in such registration by the Stockholders.

            If  any   registration   pursuant  to  this  Section  9.2  shall  be
underwritten in whole or in part, Purchaser may require that the StarMedia Shares requested for inclusion pursuant to this Section 9.2 be included in the underwriting on the same terms and conditions as the StarMedia Shares otherwise being sold through the underwriters.

            (b) Purchaser's  obligations to the Stockholders  under this Section
9.2 will be conditioned on the Stockholders' compliance with the following:

                  (i) The Stockholders will cooperate with Purchaser in connection with the preparation of the applicable registration statement, and for so long as such registration statement is effective, the Stockholders will provide to Purchaser, in writing in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding the Stockholders, the Company and their respective Affiliates and such other information as may be necessary and required by applicable law to enable Purchaser to prepare such registration statement and the related prospectus covering the applicable StarMedia Shares owned by the Stockholders and to maintain the currency and effectiveness thereof;

                  (ii) The Stockholders will permit Purchaser and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may reasonably request in connection with the offering or other distribution of StarMedia Shares by the Stockholders;

                  (iii) The  Stockholders  will enter into such  agreements with
      Purchaser and any broker-dealer or similar securities industry professional containing representations, warranties, indemnities and agreements as are customarily entered into and made by a seller of securities with respect to secondary distributions under similar circumstances, and the Stockholders will use their reasonable best efforts to cause their counsel to give any legal opinions customarily given, in connection with secondary distributions under similar circumstances; and

                  (iv) during such time as the Stockholders may be engaged in a distribution of the StarMedia Shares, the Stockholders will comply with all applicable laws, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, among other things:
      (A) not engage in any stabilization activity in connection with the securities of Purchaser in contravention of such rules; (B) distribute the StarMedia Shares acquired by it solely in the manner described in the applicable registration statement; (C) if required by applicable law, rules or regulations, cause to be furnished to each agent or broker-dealer to or through whom such StarMedia Shares may be offered, or to the offeree if an offer is made directly by the Stockholders, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided that Purchaser shall provide the Stockholders with an adequate number of copies thereof; and (D) not bid for or purchase any securities of Purchaser.

            (c) Except as otherwise expressly provided in Section 9.2(a) with respect to registrations terminated by Purchaser, Purchaser shall bear the following fees, costs and expenses in connection with its obligations under this
Section 9.2: all registration, filing fees, printing expenses, all internal Purchaser expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdiction in which StarMedia Shares to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Stockholders, underwriting discounts and commissions and transfer taxes for the Stockholders and any other expenses incurred by the Stockholders and their Affiliates not expressly included above shall be borne by the Stockholders.

            (d) The piggyback rights granted to the Stockholders pursuant to this Section 9.2 are not assignable. Any purported assignment shall be null and void AB INITIO.

            Section 9.3. STOCKHOLDERS' REGISTERED AGENT. As soon as practicable after the execution of this Agreement, but in any event prior to the Closing, the Stockholders shall evidence the appointment of Corporation Trust Center as their registered agent for service of process in the United States by granting an irrevocable power of attorney in a public instrument (ESCRITURA PUBLICA) executed before a Notary Public in Mexico in conformity with Article 2596 of the Civil Code of the Federal District and the 1958 Protocol on the Uniformity of Powers of Attorney to be Granted Abroad.

            Section 9.4. DEVELOPMENT OF NEW INTERNET PRODUCTS. The Moller Group agrees that for a period of five years after the Closing, in the event that the

Moller Group or any of its Affiliates develops any new Internet products (the "PRODUCTS") with respect to which any of such Persons seeks any third-party equity or debt financing, the Moller Group shall offer Purchaser, for a period of 30 days, the opportunity to invest in the Product(s) and/or in any entities developing the Products before it allows any third-party the opportunity to invest. To the extent the third-party wants to invest in the Product(s), the Moller Group will provide Purchaser with a right of first refusal exercisable for 15 days to invest on the same terms and conditions proposed by such third-party. The Moller Group shall provide Purchaser with written notice of any such proposal it receives during such five-year period.


                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

            Section 10.1. SURVIVAL. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any Exhibit or Schedule hereto, or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation or inquiry conducted (or omitted) by any party hereto and any information which any party may have received or may at any time hereafter receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or Action with respect thereto may be brought after, the second anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 3.6 and 3.15 shall survive until 30 days after the expiration of the applicable statute of limitations (or extensions or waivers thereof) and (ii) the representations and warranties contained in Sections 3.1, 3.8 and 5.1 and Article IV shall survive indefinitely. The representations and warranties which terminate on the second anniversary of the Closing Date and the representations and warranties contained in Sections 3.6 and 3.15, and the liability of the Stockholders with respect thereto, shall not terminate with respect to any claim for indemnification, whether or not fixed as to liability or liquidated as to amount, with respect to which the Representative has been given written notice prior to the second anniversary of the Closing Date, or 30 days after such expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be.

            Section 10.2. STOCKHOLDERS INDEMNIFICATION OBLIGATION.

            (a) The Stockholders hereby jointly and severally indemnify (except for Losses described in (ii) below as to which indemnification is several, but not joint) and hold harmless, and agree to indemnify and hold harmless, Purchaser, its Affiliates and the respective directors, officers, employees and agents of the foregoing Persons (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses which exist, or which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties, based upon, arising out of, resulting from, or otherwise in respect of:

            (i) any breach or inaccuracy as of the date of this  Agreement or as of the Closing of any of the representations and warranties made jointly and severally by the Stockholders in or pursuant to this Agreement or in any instrument or certificate delivered by the Stockholders at the Closing in accordance herewith (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of the Stockholders and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect); or

            (ii) any breach or inaccuracy as of the date of this Agreement or as of the Closing of any of the representations and warranties made severally by such Stockholder in or pursuant to this Agreement or in any instrument or certificate delivered by such Stockholder at the Closing in accordance herewith (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of the Stockholder and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a material adverse effect on the ability of the Stockholders to perform their obligations hereunder and under the other Transaction Documents); or

            (iii) any failure by the Stockholders at any time to carry out, perform, comply with, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement, or under any other Transaction Document; or

            (iv) any Taxes imposed by any Governmental Entity in Mexico in connection with the transfer of the Company Shares or partnership interests, as the case may be, to Purchaser pursuant to this Agreement; or

            (v) the Contingent Earnout Payments and the Group B Shares Payments being insufficient to repay the entire deficiency resulting from amounts repayable by the Stockholders pursuant to Section 2.5(e); or

            (vi) any action taken by Walther Moller Ubando which he was not permitted to take pursuant to Section 2.10(b) or (e) hereof, including, without limitation, any Losses incurred as a result of the Company undoing such an action (for example, the costs to the Company for the termination of a contract which Walther Moller Ubando caused the Company to enter into in violation of Section 2.10(b)); or

            (vii) the resignations of the Company's officers and directors contemplated by Section 6.1(i) hereof.

            (b) In the event that Purchaser becomes entitled to any indemnification from the Stockholders under or by virtue of this Agreement, whether pursuant to Section 10.2(a) hereof or otherwise, such indemnification may, in Purchaser's sole discretion, be set off, in whole or in part, against any obligations owed by Purchaser to the Stockholders under this Agreement.

            Section 10.3. PURCHASER'S INDEMNIFICATION OBLIGATION.

            (a) Purchaser hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, the Stockholders and their Affiliates and the respective directors, officers, employees and agents of each of the foregoing Persons (collectively, the "STOCKHOLDERS INDEMNIFIED PARTIES") from and against any and all Losses which exist, or which are imposed on, incurred by or asserted against any one or more of the Stockholders Indemnified Parties, based upon, arising out of, resulting from, or otherwise in respect of:

            (i) any breach or inaccuracy as of the date of this Agreement or as of the Closing of any of the representations and warranties made by Purchaser in or pursuant to this Agreement, or in any instrument or certificate delivered by Purchaser at the Closing in accordance herewith (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of Purchaser and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement); or

            (ii) any failure by the Purchaser at any time to carry out, perform, comply with, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement (except for Purchaser's covenants set forth in Section 2.10 hereof) or under any other Transaction Document.

            Section 10.4. PROCEDURE FOR INDEMNIFICATION CLAIMS.

            (a) If any Purchaser Indemnified Party, on the one hand, or Stockholders Indemnified Party, on the other hand (the "INDEMNIFIED PARTY"), has a claim or potential claim or receives notice of any claim, potential claim or the commencement of any action or proceeding which could give rise to an obligation on the part of the Stockholders or Purchaser, as the case may be, to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 10.2 or 10.3, respectively, the Indemnified Party shall promptly give the Indemnifying Party or the Representative, as the case may be, written notice thereof (an "INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party or Representative, if the Stockholders are the Indemnifying Party, actually damages the Indemnifying Party. All determinations under this Agreement to be made by the Stockholders shall be made by the Representative and the Representative's decisions shall be binding on the Stockholders.

            (b) In the event of a claim, a potential claim or the commencement of any action or proceeding by a third party which could give rise to an obligation to provide indemnification pursuant to Sections 10.2 or 10.3, the Indemnified Party will give the Indemnifying Party or if the Stockholders are the Indemnifying Party, Representative, prompt written notice thereof (the "THIRD PARTY INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party, or the Representative, as the case may be, shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify actually damages the Indemnifying Party.

            (c) If the Indemnifying Party (or if the Stockholders are the Indemnifying Party, the Representative) confirms in writing to the Indemnified Party within 15 days after receipt of the Third Party Indemnification Claim the Indemnifying Party's responsibility to indemnify and hold harmless the Indemnified Party therefor in accordance herewith and within such 15-day period demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party (or if the Stockholders are the Indemnifying
Party, the Representative) may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party. If the Indemnifying Party (or if the Stockholders are the Indemnifying Party, the Representative) elects to compromise or defend any such asserted liability in accordance herewith, it shall within 15 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability; PROVIDED THAT (i) the Indemnified Party may, if it so desires, employ counsel at its own expense to assist in the handling of any such third party claim, (ii) the Indemnifying Party or Representative, as applicable, shall keep the Indemnified Party (or if the Stockholders are the Indemnified Party, the Representative) advised of all material events with respect to any such third party claim, (iii) the Indemnifying Party (or if the Stockholders are the Indemnifying Party, the Representative) shall obtain the prior written approval of the Indemnified Party (or if the Stockholders are the Indemnified Party, the Representative) (which approval may not be unreasonably withheld), before ceasing to defend against such third party claim or entering into any settlement, adjustment or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates and (iv) no Indemnifying Party or the Representative, as applicable, will, without the prior written consent of each Indemnified Party or Representative, if the Stockholders are the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened demand, claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of all Purchaser Indemnified Parties (if the Indemnifying Party is the Stockholders) or all Stockholders Indemnified Parties (if the Indemnifying Party is Purchaser) from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have, and the Indemnified Party shall have, sole control over the defense, settlement, adjustment or compromise of any third party non-monetary claim that seeks an order, injunction or other equitable relief against any Indemnified Party or its Affiliates which, if successful, could materially interfere with the business, assets, liabilities, obligations, financial condition or results of operations of the Indemnified Party or any of its Affiliates. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnified Party or Representative, if the Stockholders are the Indemnified Party, of its election as herein provided, the Indemnified Party may, at the Indemnifying Party's expense, pay, compromise or defend against such asserted liability.

            (d) Notwithstanding Section 10.4(c) above, Purchaser shall have the right to control the conduct of any audit or administrative or court proceeding relating to Taxes of the Company. Purchaser shall keep the Representative informed on a current basis of the progress of any such audit or proceeding the outcome of which could require the Stockholders to indemnify any Purchaser Indemnified Party (including, without limitation, providing upon request copies of correspondence received from the IRS or any taxing authority, domestic or foreign) and shall permit the Representative to participate at its own expense in the preparation of any briefs, memoranda or other similar materials to be submitted in connection with such audit or proceeding. Purchaser shall not agree to compromise or settle any such audit or proceeding without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed.

            Section 10.5. NO CONTRIBUTION FROM THE COMPANY. Notwithstanding anything contained in this Agreement or any other Transaction Documents to the contrary, the Stockholders acknowledge and agree that they do not have any right of contribution from or remedy against the Company as a result of any indemnification the Stockholders are required to make under this Agreement or any other Transaction Document, and the Stockholders hereby release, waive and forever discharge any right to indemnification, reimbursement or contribution that they may have at any time against the Company arising out of the representations, warranties, covenants and agreements contained in this Agreement or any other Transaction Document.


                                   ARTICLE XI

                                   TERMINATION

            Section 11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

            (a) the mutual written consent of the  Representative and Purchaser;
or

            (b) the Representative or Purchaser, if the Closing has not occurred by the close of business on March 31, 2000; PROVIDED, that neither the Stockholders, in the case of termination by the Representative, or Purchaser, in the case of termination by Purchaser, is in material default hereunder.

            Section 11.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section
11.2 and of Sections 12.8, 12.9 and 12.13 shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.


                                   ARTICLE XII

                                  MISCELLANEOUS

            Section  12.1.  ENTIRE  AGREEMENT.  This  Agreement  and  the  other
Transaction Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written.

            Section 12.2. BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Purchaser may assign any of its rights and obligations under this Agreement to any of its Subsidiaries without the prior written consent of any party hereto as long as Purchaser guarantees full performance of Purchaser's obligations hereunder by the applicable Subsidiary or Subsidiaries. Any assignment of this Agreement in violation of the terms hereof shall be null and void AB INITIO.

            Section 12.3. NO PRESUMPTION. The Stockholders, Representative and Purchaser have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Stockholders, Representative and Purchaser and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            Section 12.4. NOTICES. All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day it is received when delivered personally against receipt (or if that day is a Saturday or a Sunday or is not a day on which commercial banks are open for business in the city specified in the address for notice provided by the recipient (a "LOCAL BUSINESS DAY"), or if delivered after the close of business on a Local Business Day, on the first following day that is a Local Business Day), (ii) on the day it is received when sent by internationally recognized air courier, (iii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Local Business Day, or if after the close of business on a Local Business Day, on the first following day that is a Local Business Day) and (iv) on the third Local Business Day after it is mailed (if the recipient's address for notice is in the same country as the place of mailing, otherwise, on the seventh Local Business Day after it is mailed) by certified or registered first-class mail (airmail, if overseas) to the recipient party at the address indicated for such party below (or to such other address as the recipient party may have specified by notice given to the other party hereto pursuant to this provision):



If to Purchaser:                            StarMedia Network, Inc.
                                            29 West 36th Street, 5th Floor
                                            New York, NY 10018
                                            Telecopier:  (212) 548-9650
                                            Attn:  Justin K. Macedonia

With a copy to:                             Hughes Hubbard & Reed LLP
                                            One Battery Park Plaza
                                            New York, New York  10004
                                            Telecopier:  (212) 422-4726
                                            Attn:  Kenneth A. Lefkowitz

If to Stockholders or Representative:       Grupo MVS, S.A. de C.V.
                                            Blvd. Manuel Avila Camacho #147
                                            Col. Chapultepec Morales
                                            Mexico, D.F. 11510
                                            Telecopier: (525)283-4320
                                            Attn:  Adrian Vargas

With a copy to:                             Diaz Estrada y Facha Garcia
                                            Canoa #71
                                            Colonia Tizapan San Angel
                                            Alvaro Obregon,
                                            Mexico, D.F.
                                            Attn:  Alberto Facha and Eduardo
                                                   Facha
                                            Telecopier:  (525) 550-7623

            Section 12.5. HEADINGS. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

            Section 12.6. SEVERABILITY. If any term, provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision or part of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

            Section  12.7. NO RELIANCE.  Except for any  assignees  permitted by
Section 12.2 of this Agreement:

            (a)  no   third   party   is   entitled   to  rely  on  any  of  the
representations, warranties or agreements of the parties hereto contained in this Agreement; and

            (b) the parties hereto assume no liability to any third party because of any reliance on the representations, warranties or agreements of such parties contained in this Agreement.

            Section 12.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

            Section 12.9. SUBMISSION TO JURISDICTION; WAIVERS. The parties hereto hereby irrevocably and unconditionally agree that:

            (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in the County of New York or any federal court of the United States of America sitting in the Southern District of New York, as the party instituting suit shall elect in its sole discretion, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents or for recognition or enforcement of any judgment relating hereto or thereto. Each party hereto hereby irrevocably and unconditionally agrees that any suit, action or proceeding against it by any other party hereto with respect to this Agreement or the other Transaction Documents may be instituted, and that any suit, action or proceeding shall be instituted only in any New York State court sitting in the County of New York or any federal court sitting in the Southern District of New York, and any appellate court from any such court, as the party hereto instituting such suit, action or proceeding may elect in its sole discretion. Each party hereto also hereby irrevocably and unconditionally agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State court sitting in the County of New York or any federal court sitting in the Southern District of New York, and any applicable court for such court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party hereto hereby irrevocably waives the right to a jury trial in any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents.

            (c) The parties hereto hereby irrevocably and unconditionally consent to service of process in the manner provided for the giving of notices pursuant to this Agreement. In the case of the Stockholders, service of process shall also be made by personal delivery to Corporation Trust Center, 111 Eighth Avenue, New York, NY 10011. Nothing in this Agreement or the other Transaction Documents shall affect the right of either party to serve process in any other manner permitted by law.

            (d) Each of the Stockholders hereby irrevocably appoints Corporation Trust Center as its authorized agent for service of process in any suit, action or proceeding arising out or relating to this Agreement or the Transaction Documents and agrees to maintain such appointment until the tenth anniversary of the Closing. The Stockholders shall further evidence such appointment by granting, prior to or at the Closing, an irrevocable power of attorney in a public instrument (ESCRITURA PUBLICA) executed before a Notary Public in Mexico in conformity with Article 2596 of the Civil Code of the Federal District and the 1958 Protocol on the Uniformity of Powers of Attorney to be Granted Abroad.

            Section 12.10. WAIVER. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

            Section 12.11. AMENDMENT. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

            Section 12.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 12.13. EXPENSES. Except as otherwise provided herein, all legal expenses and all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All expenses incurred by the Company on or prior to the Closing Date in connection with this Agreement and the other

Transaction Documents and the transactions contemplated hereby and thereby shall be borne by the Stockholders.

            Section 12.14. THE REPRESENTATIVE. (a) The Stockholders hereby appoint MVS Group as their Representative and authorize and direct the Representative to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Representative hereunder in connection with the transactions contemplated hereby, and to exercise such rights, power and authority, as are incidental thereto. Execution of this Agreement by the Stockholders shall constitute an irrevocable agreement by the Stockholders to be bound by the actions of the Representative taken hereunder and under the other Transaction Documents.

            (b)  Subject  to  the  provisions  of  this  Section  12.14(b),  the
Representative shall serve as the Representative from the date hereof until the earlier of such Person's removal or the completion of such Person's obligations hereunder and under the other Transaction Documents. The parties hereto acknowledge and agree that, as to all matters arising under this Agreement and under the other Transaction Documents, the Representative shall act for and on behalf of the Stockholders. When this Agreement or the other Transaction Documents provide that a determination or any other action or event is conclusive and binding upon the Stockholders, such determination, action or event shall be conclusive and binding upon the Representative. In addition, the Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 12.14. In the event that the Person who is acting as the Representative is terminated by the Stockholders or is unable or unwilling to continue to serve as the
Representative, or otherwise ceases to be the Representative, such Person's successor shall be appointed in accordance with this Section 12.14; PROVIDED, that (i) Purchaser shall not have withheld its approval of the appointment of such successor as the Representative, which approval shall not be unreasonably withheld, and (ii) the Representative shall not voluntarily resign without the Stockholders first selecting a successor Representative reasonably satisfactory to Purchaser in accordance with this Section 12.14. Upon the termination or resignation of any Representative, a successor Representative (and, if necessary, further successor Representatives), reasonably satisfactory to
Purchaser, shall be appointed by the Stockholders by a majority vote of the equity interests in the Company held by such Persons immediately prior to the Closing Date. Any successor to a Representative shall for purposes of this Agreement be deemed to be, from the time of the appointment thereof, a Representative and from and after such time, the term "REPRESENTATIVE" as used herein shall be deemed to refer to any successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

            (c) The  Stockholders  agree that the  provisions  set forth in this
Section 12.14 shall in no way impose any obligations on Purchaser other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Purchaser to the contrary, Purchaser shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the Representative and (ii) to assume that all actions, decisions and determinations of the Representative are fully authorized and binding upon the Representative and the Stockholders.

            (d) The Representative shall not be liable to the Stockholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith and such action or inaction did not constitute willful misconduct or gross negligence.

            (e) To the extent Representative is liable to pay any amounts hereunder, Representative shall pay for all such amounts personally.

            Section 12.15. BUDGET UPDATES. No later than November 30 of each year, commencing on November 30, 2000 through November 30, 2003, the Stockholders will provide Purchaser with a quarterly break-down of all items of the Budget for the upcoming calendar year utilizing the full calendar year numbers contained in the then-applicable Budget for such calendar year.


                                  ARTICLE XIII

                             COVENANT NOT TO COMPETE

            Section 13.1. COVENANT NOT TO COMPETE. (a) The Stockholders hereby covenant that during the period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date (the "RESTRICTED PERIOD"), except solely by virtue of performance of Stockholders' obligations under the Strategic Agreements, no Stockholder will (whether for its own account, as an employee or otherwise on behalf of any other Person, or in any other capacity), and each Stockholder will cause its Affiliates not to, directly or indirectly, (i) engage in any of the Restricted Activities (as such term is defined in 13.1(b) below), anywhere in the world, or (ii) without limitation of clause (i), (x) become or remain a stockholder of a corporation or a member of a partnership, limited liability company or any other Person, or otherwise own any equity interest in any Person, engaged in any of the Restricted Activities anywhere in the world,
(y) act as a consultant to any Person or otherwise provide any other assistance to any Person, with respect to any Restricted Activities anywhere in the world, or (z) directly or indirectly make an investment in, or otherwise own any equity interest in, make any strategic agreement with, make any investment in any new project or partnership with, or otherwise do business with, any Person listed on Exhibit C, without notifying Purchaser of the Stockholder's intent to do so and providing Purchaser with the right to purchase a pro-rata interest, or otherwise participate in, such Person's business or assets on the same terms and conditions as the investing or participating Stockholder (it being understood and agreed that, in the event that Purchaser is unwilling or unable to invest or participate, the Stockholders shall be free to invest or participate in such Person's business or assets on the same terms and conditions offered to Purchaser); PROVIDED, HOWEVER, that, notwithstanding the foregoing, (1) the Stockholders and their respective Affiliates may own in the aggregate up to one percent of the outstanding shares of stock of any corporation whose shares are publicly traded on a United States or foreign stock exchange, the NASDAQ Stock Market or any over-the-counter public securities market in the United States, and (2) Grupo MVS may (A) without any restrictions (including the restrictions set forth in this Section 13.1) sell, lease, assign or otherwise transfer, in whole or in part, equity, rights or any other interests in and to the MMDS Licenses or the Person that owns, or has lawful title, to the MMDS Licenses, and in the ordinary course of its business, sell, lease, assign or otherwise transfer the use of the MMDS Licenses, in whole or in part, to any third-party and (B) in the ordinary course of its business, sell advertising and provide content to any third-party. It is the desire and intent of the parties that the provisions of this Article XIII shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this
Article XIII is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Article XIII in the jurisdiction of the court that has made the adjudication.

            (b) For purposes of this Agreement, the term "RESTRICTED ACTIVITIES" shall mean activities which are substantially similar with the primary business of the Company conducted as of the date of this Agreement or as of the Closing, it being understood and agreed that the Company's primary business consists of activities related to the development of a directory of internet pages (search engine) that provides supplementary community service (including e-mail and user affinity points) to its user base.

            Section 13.2. NO SOLICITATION. For a period of six years commencing on the date hereof, none of the Stockholders shall, directly or indirectly, solicit for employment or hire either as an employee or as a consultant any person who is an employee of the Company, Purchaser or any of Purchaser's Affiliates.

            Section 13.3. INJUNCTIVE RELIEF. The parties acknowledge and agree that the restrictions contained in Sections 13.1 and 13.2 are a reasonable and necessary protection of the immediate interests of Purchaser, and any violation of these restrictions would cause substantial injury to Purchaser and that Purchaser would not have entered into this Agreement without receiving the additional consideration offered by the Stockholders in binding themselves to these restrictions. In the event of a breach or a threatened breach by any Stockholders of these restrictions, Purchaser shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach; PROVIDED, HOWEVER, that the right to apply for injunctive relief shall not be construed as prohibiting Purchaser from pursuing any other available remedies for such breach or threatened breach.

            IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                               STARMEDIA NETWORK, INC.


                               By: ___________________________________________
                               Name:
                               Title:


                               GRUPO MVS, S.A. de C.V.


                               By: ___________________________________________
                               Name:
                               Title:


                               HARRY MOLLER PUBLICIDAD, S.A. de C.V.


                               By: ___________________________________________
                               Name:
                               Title:


                               GRUPO MVS, S.A. de C.V. as the REPRESENTATIVE


                               By: ___________________________________________
                               Name:
                               Title:

                                    EXHIBIT A

                                   DEFINITIONS


      1. For purposes of this Agreement, the following terms shall have the following meanings:

            "ACTION" shall mean any actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.

            "AFFILIATE" (and, with a correlative meaning, "AFFILIATED") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that Hicks, Muse, Tate & Furst shall not be deemed to be an Affiliate of the MVS Group for purposes of Section 13.1 hereof.

            "ASSOCIATES" of a specified Person shall mean (i) a corporation or other organization of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5% of more of any class of equity securities, (ii) any trust or other estate in which such Person has such a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity and (iii) any Relative of such Person who has the same home as such Person.

            "BASE STOCKHOLDERS' EQUITY" shall mean U.S.$331,000.00.

            "BUDGET" shall mean the budget for the Company prepared by the Stockholders and approved by Purchaser that is attached hereto as Exhibit D, as it may be amended from time to time as approved by Purchaser and the Stockholders.

            "BUSINESS PLAN" shall mean the business plan for the Company to be prepared and delivered by the Stockholders and approved by Purchaser at Closing, as it may be amended from time to time as approved by Purchaser and the Stockholders.

            "CLOSING MARKET PRICE" of StarMedia Common Stock for any day shall mean the last reported sale price for such security on the principal exchange or quotation system on which such security is listed or traded. If the security is not admitted for trading on any national securities exchange or the NASDAQ National Market, "Closing Market Price" shall mean the average of the last reported closing bid and asked prices reported by the NASDAQ as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected from time to time by Purchaser for that purpose, or as quoted by the National Quotation Bureau Incorporated. In the event that no such quotation is available for such day, the Closing Market Price shall be the average of the quotations for the last five Trading Days for which a quotation is available within the last 30 Trading Days prior to such day. In the event that five such quotations are not available within such 30-Trading Day period, the Board of Directors of Purchaser shall be entitled to determine the Closing Market Price on the basis of such quotations as it reasonably considers appropriate.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

            "COMPANY'S  REVENUES" shall mean the Company's  reported  accounting revenues attributable to advertising inventory sold by the Company pursuant to valid and binding Contracts with Persons not affiliated with the Stockholders (provided, however, that for any given quarter, up to 12% of the Company Revenues may constitute barter revenues), expressed in U.S. Dollars, determined according to GAAP (both for the recognition of revenues and for the conversion of such revenues into U.S. Dollars) and consistent with the determination of revenues for the Company as reported by Purchaser in its filings with the SEC; PROVIDED, HOWEVER, that the term "Company's Revenues" shall not include (i) any income or revenues received by the Company under the Company Service Agreements or any income deemed revenue under the Company Service Agreements, in each case, irrespective of whether such income or revenues are recognized for GAAP
purposes;   (ii)  any  income  or  revenue   resulting  from  the   transactions
contemplated by Sections 6.1(g) or (h); or (iii) any revenues directly or indirectly derived or received from the Stockholders or any of their Affiliates.

            "CONTRACTS"   shall   mean  all   contracts,   agreements,   leases,
arrangements, commitments or understandings, whether oral or written, to or by which the Company is a party or is otherwise bound.

            "EBITDA" shall mean earnings before interest, tax, depreciation and amortization of the Company, determined in a manner consistent with the manner in which the EBITDA was determined in the Budget, which shall reflect normal and recurring transactions as contained in the Budget, but shall not include (i) transactions such as gains or losses from dispositions of assets or similar transactions not in the ordinary course of business or (ii) any revenue recognized under GAAP as a result of payments made to the Company under the Company Service Agreements.

            "EMPLOYMENT AGREEMENT" shall mean an agreement between the Company and Walther Moller Ubando in the form attached hereto as Exhibit E.

            "ENVIRONMENTAL LAWS" shall mean all Mexican federal, state and local statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder (including those with respect to asbestos or asbestos-containing material or exposure to asbestos or asbestos-containing material) relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including any Hazardous Material, any petroleum (including crude oil or any fraction thereof), any petroleum product or any other waste, chemicals or substances regulated by any Government Entity, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, any petroleum (including crude oil or any fraction thereof), petroleum product or any other waste, chemicals or substances regulated by any Government Entity, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or, threatened any releases therefrom.

            "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

            "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

            "GOVERNMENTAL ENTITY" OR "GOVERNMENT ENTITY" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission or board of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

            "HAZARDOUS MATERIALS" shall mean any substance, material or waste that is regulated under any Environmental Law or is deemed or defined by any Law or Governmental Entity to be "hazardous," "toxic," a "contaminant," "waste," a "pollutant" or words with similar meaning and shall include, without limitation, petroleum and petroleum products, PCBs, PCB wastes, asbestos, asbestos containing products and radioactive substances.

            "IP  LICENSE"  shall mean any option,  license,  or agreement of any
kind  relating  to  the  exercise,  use,  non-use,  registration,   enforcement,
non-enforcement of or remuneration for any Intellectual Property or Software.

            "IRS" shall mean the Internal Revenue Service.

            "INDUCEMENT AGREEMENT" shall mean an agreement between the Purchaser and Walther Moller Ubando in the form attached hereto as Exhibit F.

            "INSIDER" shall mean (i) any Person that is, directly or indirectly, the beneficial owner of 5% or more or any class of equity securities of the Company, (ii) any director or officer of the Company, or (iii) any Affiliate, Associate or Relative of any Person described in sub-clause (i) or (ii).

            "INTELLECTUAL PROPERTY" means the Intellectual Property Rights identified in Schedule 3.8, together with all other Intellectual Property Rights owned, used or held for use in connection with the business of the Company as currently conducted.

            "INTELLECTUAL PROPERTY RIGHTS" shall mean all (i) patents, copyrights, trademarks, service marks, trade identification, trade dress, trade names, copyrights, trade secrets, know-how, proprietary information (including without limitation proprietary software algorithms and designs), mask work rights, database rights, publicity rights, privacy rights, moral rights and other rights of a similar nature for which legal protection may be obtained, in the United States and/or any other country or jurisdiction; (ii) pending applications to register or otherwise obtain legal protection for any of the foregoing; (iii) rights to make application in the future to register or otherwise obtain legal protection for any of the foregoing; (iv) rights of priority under national laws and international conventions with respect to any of the foregoing; (v) continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor; (vi) goodwill associated with any of said trademarks, service marks, trade identification, trade dress and trade names; and (vii) rights to sue with respect to past and future infringements of any of the foregoing.

            "LAWS" shall mean all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

            "LIEN"  shall  mean  any  lien   (including,   without   limitation,
environmental and tax liens) charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal or other purchase rights of third parties, option, tenancy, license, real estate covenant, right of way or easement, any filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction, or any restriction on voting, transfer or receipt of income.

            "LOSSES"  shall mean and include (i) any  losses,  costs,  expenses, damages (including compensatory, exemplary, or punitive damages, Taxes, penalties, fines, charges, demands, liabilities, obligations and claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements) and (ii) without limitation of clause (i), any cost or expense reasonably incurred by a Purchaser Indemnified Party or a Stockholders Indemnified Party in enforcing its rights under Section 10.2 or 10.3, respectively.

            "MMDS LICENSES" shall mean any and all rights, concessions and licenses that the MVS Group, its Affiliates or Subsidiaries owns, has lawful title to or has rights to, directly or indirectly, in part or in whole, and may in the future own, to provide radio and wireless services within a given territory.

            "MATERIAL ADVERSE EFFECT" shall mean (i) a significant risk that Purchaser, in any material respect, will not, commencing immediately after the Closing and continuing indefinitely thereafter, be able to own, possess, use, lease, hold, occupy and operate the business of the Company as currently and (in any event) normally (in the Ordinary Course of Business) owned, possessed, used, leased, held, occupied and operated by the Company, (ii) without limitation of clause (i), an effect that is materially adverse to, or a material adverse change in, the business, operations, financial condition or results of operations of the Company or (iii) a significant risk of the imposition of criminal liability on Purchaser or any of its Affiliates (prior to, at or after the Closing).

            "OBJECT CODE" shall mean (i) machine executable programming instructions, substantially in binary form, which are intended to be directly executable by a processor after suitable processing and linking but without the intervening steps of compilation or assembly, or (ii) other executable code
(E.G., "byte code" and other intermediate code forms in connection with interpretive languages).

            "ORDINARY COURSE OF BUSINESS" shall mean in the ordinary course of the normal day-to-day operations of the Company and consistent with past practices of the Company and, in any event, without regard to the transactions contemplated by this Agreement.

            "OUTSTANDING IP LICENSE" shall mean any IP License by or to the Company or to which the Company is otherwise a party, or by which the Company or any of its Intellectual Property, Software or other property is subject or bound.

            "PERSON"  shall  mean  any  individual,  corporation,   partnership,
limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Entity.

            "PRIME" shall mean the announced prime rate of Citibank, N.A. as in effect from time to time.

            "PROGRAM" shall mean, with respect to an item of Software, the complete set of the machine-readable and executable computer instructions and all related data files necessary to perform on a computer system one or more of the functions performed by such item of Software.

            "PROJECTED REVENUES" shall mean, (a) for the calendar year ended December 31, 2001: $12,300,000; (b) for the calendar year ended December 31, 2002: $14,050,000; (c) for the calendar year ended December 31, 2003:
$15,650,000; and (d) for the calendar year ended December 31, 2004: $17,150,000.

            "RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax law.

            "SEC"  shall  mean  the  United  States   Securities   and  Exchange
Commission.

            "SRL" shall mean SOCIEDAD DE RESPONSABILIDAD LIMITADA (Limited Liability Company).

            "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

            "SHRINK-WRAP SOFTWARE" shall mean the current shipping versions of software applications and utilities generally available "off the shelf" on a commercially reasonable basis.

            "SOFTWARE" shall mean any and all (i) "computer programs" (as defined in Section 101 of the U.S. Copyright Act), including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

            "SOURCE CODE" shall mean the human readable form in which programs have been written and related technical documentation, including comments internal to such code and descriptions external to such code that are useful for understanding and maintaining said programs (for example, logic manuals, flow charts and principles of operation), and further includes without limitation all associated header and make files.

            "STARMEDIA COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Purchaser.

            "STOCKHOLDERS' EQUITY" shall mean the Company's stockholders' equity, or partners' equity, as the case may be, as of the open of business on the Closing Date, after giving effect to the Conversion, determined in accordance with GAAP.

            "SUBSIDIARY" shall mean, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other subsidiaries, owns not less than 50% of the overall economic equity.

            "TAXES" shall mean (a) all taxes (whether federal, state, county, local or foreign), fees, levies, customs duties, assessments, or charges of any kind whatsoever, including without limitation, social security contributions, general duties, special improvement contributions, gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, AD VALOREM, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes, together with any interest, penalties, or additions to tax imposed with respect thereto and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

            "TAXING   AUTHORITY"   shall  mean  any  Government   Entity  having
jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

            "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such securities are not quoted thereon, in the applicable securities market in which the securities are traded.

                                   EXHIBIT B1

                                 GENERAL RELEASE


                                 GENERAL RELEASE

            This general release (the "GENERAL RELEASE") is made as of this ___ day of ______, 2000, by Grupo MVS, S.A. de C.V., Harry Moller Publicidad, S.A. de C.V. (together, the "STOCKHOLDERS"), each a stockholder of Adnet, S.A. de C.V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico (the "COMPANY"), Joaquin Vargas Guajardo, Walther Moller Ubando, Adrian Vargas Guajardo, and Carlos Moller Ubando.

            WHEREAS, StarMedia Network, Inc., a Delaware corporation ("PURCHASER") and the Stockholders have entered into a Stock Purchase Agreement dated as of January 31, 2000 (the "STOCK PURCHASE AGREEMENT") which provides, among other things, for the acquisition by Purchaser of all of the equity interests of the Company;

            WHEREAS, it is a condition to Purchaser's obligations to consummate the Closing that the Stockholders and all of the officers and directors of the Company enter into this General Release; and

            WHEREAS, capitalized terms used herein without definition shall have the meaning assigned to them in the Stock Purchase Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. The undersigned do hereby remise, release, acquit, satisfy and forever discharge the Company and its officers, directors, employees and affiliates of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, duties, obligations, undertakings, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which any of the undersigned now have, or ever had, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this General Release, except for the Company's obligations to perform under the Company Service Agreements.

            2. This General Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same document.

            3. This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules and principles.

            4. If any term, provision, clause or part of this General Release or the application thereof under certain circumstances is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms, provisions and parts of this General Release shall nevertheless remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this General Release to be duly executed as of the day and year first written above.



GRUPO MVS, S.A. DE C.V.                HARRY MOLLER PUBLICIDAD, S.A. DE C.V.



By: ______________________________     By: ______________________________
Name:                                  Name:
Title:                                 Title:





OFFICERS AND DIRECTORS OF
ADNET, S.A. DE C.V.



_________________________________      _________________________________
Joaquin Vargas Guajardo                Walther Moller Ubando



_________________________________      _________________________________
Adrian Vargas Guajardo                 Carlos Moller Ubando

                                   EXHIBIT B2

                             RELEASE OF STOCKHOLDERS

                                 GENERAL RELEASE

            This general release (the "GENERAL RELEASE") is made as of this ___ day of ______, 2000, by Adnet, S.A. de C.V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico (the "COMPANY").

            WHEREAS, StarMedia Network, Inc., a Delaware corporation ("PURCHASER") and Grupo MVS, S.A. de C.V. and Harry Moller Publicidad, S.A. de C.V. (together, the "STOCKHOLDERS") have entered into a Stock Purchase Agreement dated as of January 31, 2000 (the "STOCK PURCHASE AGREEMENT") which provides, among other things, for the acquisition by Purchaser of all of the equity interests of the Company;

            WHEREAS, it is a condition to the Stockholders' obligations to consummate the Closing that the Company enter into this General Release; and

            WHEREAS, capitalized terms used herein without definition shall have the meaning assigned to them in the Stock Purchase Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. The undersigned does hereby remise, release, acquit, satisfy and forever discharge the Stockholders of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, duties, obligations, undertakings, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which any of the undersigned now have, or ever had, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this General Release, except for (a) amounts owed by the Stockholders with respect to services provided by the Company to the Stockholders and (b) the Stockholders' obligations to perform under the Company Service Agreements.

            2. This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules and principles.

            3. If any term, provision, clause or part of this General Release or the application thereof under certain circumstances is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms, provisions and parts of this General Release shall nevertheless remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this General Release to be duly executed as of the day and year first written above.

                                          ADNET, S.A. DE C.V.


                                          By: ______________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                              STARMEDIA COMPETITORS


With respect to the Moller Group and its Affiliates:

1.    America Online Inc. (AOL)
2.    Universo Online (UOL)
3.    Yahoo! Inc.
4.    El Sitio, Inc.
5.    Yupi.com
6.    Lycos, Inc.
7.    Microsoft Corporation (MSN.com)
8.    Prodigy Communications Corporation
9.    Terra Networks
10. Any Affiliate and/or Subsidiary of the above listed entities or their successors

With respect to the MVS Group and its Affiliates:

1.    Universo Online (UOL)
2.    Yahoo! Inc.
3.    El Sitio, Inc.
4.    Yupi.com
5.    Lycos, Inc.
6. Any Affiliate and/or Subsidiary of the above listed entities or their successors

                                    EXHIBIT D

                                     BUDGET


See attached.

ADNET S.A. DE CV
FISCAL YEAR 2000 QUARTERLY BUDGET
(FIGURES IN US$)

                                    Q1         Q2          Q3        Q4      FULL YEAR
SALES                            3/31/00    6/30/00     9/30/00   12/31/00    12/31/00
-----                            -------    -------     -------   --------    --------

MVS CLIENTS                      474,000    474,000     474,000    474,000   1,896,000
HM CLIENTS                       462,000    462,000     462,000    462,000   1,848,000
BARTER                           783,845    247,530     127,891    123,765   1,283,031
CIA                              375,000    375,000     375,000    375,000   1,500,000
MAILADNET                        255,000    115,000     110,000    120,000     600,000
LOCAL SEARCHERS                   75,000    135,000     180,000    140,000     530,000
NATIONAL SEARCH                1,132,000    656,560     203,760    339,600   2,331,920
CHANNELS                         126,000    126,000     126,000    126,000     504,000
NEW PRODUCTS                           0          0     200,000          0     200,000
                               -------------------------------------------------------
   REVENUE                     3,682,845  2,591,090   2,258,651  2,160,365  10,692,951

COST OF SALES
-------------
COMISSIONS REAL MEDIA             93,750     93,750      93,750     93,750     375,000
25.0%
COMISSIONS ON CASH               340,740    265,756     237,028    224,316   1,067,839
13.5%
COMISSIONS ON BARTER              50,950     16,089       8,313      8,045      83,397
6.5%

OPERATING EXPENSES <F1>
-----------------------
CONTENT PAYMENTS                  37,800     37,800      37,800     37,800     151,200
BARTER                           783,845    247,530     127,891    123,765   1,283,031
PAYROLL                          180,000    350,000     405,000    405,000   1,340,000
MVS MEDIA                        474,000    474,000     474,000    474,000   1,896,000
HM/product/mktg/agency/media     462,000    462,000     462,000    462,000   1,848,000
MANAGEMENT EXPENSES              114,584    114,584     114,584    114,584     458,336
MKTG expenses                    239,805    166,162     143,967    137,569     687,504
ADVERTISING                    1,338,300    446,100           0          0   1,784,400
                               -------------------------------------------------------
   SUBTOTAL                    3,630,334  2,298,176   1,765,242  1,754,718   9,448,470

EBITDA                          -432,929    -82,681     154,319     79,536    -281,756
EBITDA Margin                     -11.8%      -3.2%        6.8%       3.7%       -2.6%

----------

<F1>
(a) The development of new products include among others: Club Industrial Adnet which is a vertical portal for Industrial activities and B to B- oriented. Within these portal we will include chats and broadband applications. Local searchers for each local city in Mexico and will outgrow for US Hispanic cities. Adnet Americas which includes a local directory for Latin countries.

ADNET S.A. DE CV
ANNUAL BUDGET (FISCAL YEAR 2000 - 2004)
(FIGURES IN US$)


SALES                            2000        2001        2002       2003        2004
                             ----------------------------------------------------------

MVS CLIENTS                   1,896,000   1,950,000   2,250,000  2,350,000    2,350,000
HM CLIENTS                    1,848,000   1,900,000   2,200,000  2,300,000    2,300,000
BARTER                        1,283,031   1,476,000   1,686,000  1,878,000    2,058,000
CIA                           1,500,000   1,700,000   1,700,000  1,800,000    1,800,000
MAILADNET                       600,000     900,000   1,200,000  1,500,000    1,500,000
LOCAL SEARCHERS                 530,000     750,000   1,000,000  1,300,000    1,500,000
NATIONAL SEARCH               2,331,920   2,524,000   2,414,000  2,622,000    2,942,000
CHANNELS                        504,000     600,000     800,000  1,000,000    1,500,000
NEW PRODUCTS                    200,000     500,000     800,000    900,000    1,200,000
                             ----------------------------------------------------------
   REVENUE                   10,692,951  12,300,000  14,050,000 15,650,000   17,150,000

COST OF SALES
-------------
COMISSIONS REAL MEDIA           375,000     425,000     425,000    450,000      450,000
25.0%
COMISSIONS ON CASH            1,067,839   1,231,740   1,439,640  1,616,220    1,794,420
13.5%
COMISSIONS ON BARTER             83,397      95,940     109,590    122,070      133,770
6.5%

OPERATING EXPENSES <F1>
-----------------------
CONTENT PAYMENTS                151,200     300,000     400,000    500,000      750,000
BARTER                        1,283,031   1,476,000   1,686,000  1,878,000    2,058,000
PAYROLL                       1,340,000   1,485,000   1,580,000  1,656,000    1,712,000
MVS MEDIA                     1,896,000   1,950,000   2,250,000  2,350,000    2,300,000
HM/product/mktg/agency/media  1,848,000   1,900,000   2,200,000  2,300,000    2,300,000
MANAGEMENT EXPENSES             458,336     527,366     603,789    673,086      738,591
MKTG expenses                   687,504     738,312     845,304    942,320    1,034,027
ADVERTISING                   1,784,400   2,224,000   2,364,000  2,472,000    2,742,000
                              ---------------------------------------------------------
   SUBTOTAL                   9,448,470  10,600,678  11,929,092 12,771,405   13,684,617

EBITDA                         -281,756     -53,358     146,678    690,305    1,087,193
EBITDA Margin                    -3.07%      -0.51%       1.21%      5.13%        7.36%

----------

<F1>
(a) The development of new products include among others: Club Industrial Adnet which is a vertical portal for Industrial activities and B to B- oriented. Within these portal we will include chats and broadband applications. Local searchers for each local city in Mexico and will outgrow for US Hispanic cities. Adnet Americas which includes a local directory for Latin countries.

                                    EXHIBIT E

                              EMPLOYMENT AGREEMENT



                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement"), dated as of __________, 2000, is entered into by and between Adnet, S.A. de C.V. (the "Company") as employer, herein represented by ____________________, and Walther Moller Ubando (the "Executive"), as employee, on his own right, pursuant to the following:

                          R E P R E S E N T A T I O N S

I. The Company hereby represents that it is a corporation duly organized and existing pursuant to Mexican Law with an address at Blvd. Manuel Avila Camacho No. 147, Col. Chapultepec Morales, Mexico, D.F., C.P. 11510, and is mainly engaged in the business of providing Internet services, selling advertising on the Internet, and providing other commercial, communication and information services over the Internet.

II. Due to the temporary nature of the work, the Company needs to hire a person with the experience, knowledge and abilities required for the position of General Manager, during the period from the date hereof through December 31, 2004, during which time the Company would need the Executive's services to effectuate a new commercial transaction that the Company has previously entered into as well as to manage the day-to-day operations of the Company's business.

III. The Executive hereby represents that he has the necessary capacity and expertise required by the Company to render services in accordance with the terms described in Representation II and Section 1 of this Agreement and is available through December 31, 2004.

      IN VIEW OF THE FOREGOING, the parties execute this Agreement pursuant to the following:

                                    SECTIONS

SECTION 1.  DESCRIPTION OF PERSONAL SERVICES.

1.1 POSITION. The Executive hereby agrees to render his personal services to the Company in the position of General Manager, which position the Executive agrees to perform at all times with the utmost diligence and efficiency. Executive shall, except during periods of vacation, sick leave or other duly authorized leave of absence, devote substantially all his business time, attention, skill and energy to the Company and will cooperate fully with the board of directors and senior management of the Company in the advancement of the best interests of the Company. It is understood and agreed by the parties hereto that Executive shall be free to work in his current positions for Harry Moller Publicidad, S.A.

de C.V., Control Media, S.A. de C.V., BrandsBank Network and RM Internet, S.A. de C.V. (collectively, the "Permitted Companies"), so long as his activities in the Permitted Companies do not interfere with and are not inconsistent with Executive's duties and obligations under this Agreement. Additionally, Executive shall be free to engage in additional activities in connection with personal investments and community affairs that are not inconsistent with Executive's duties and obligations under this Agreement.

1.2 FUNCTIONS AND DUTIES. The Executive's main duties shall include, but not be limited to, all the activities, duties and responsibilities which are generally necessary or incidental to the position of General Manager, such as managing the day-to-day operations of the Company's business subject to the supervision of the Board of Directors of the Company and the provisions of the Stock Purchase Agreement, dated January 31, 2000 (the "Stock Purchase Agreement"), by and among StarMedia Network, Inc., Grupo MVS, S.A. de C.V., Harry Moller Publicidad, S.A. de C.V. and the Representative named therein. In addition to the above, the Executive shall also perform any other activity connected or related to his main duties, even though said activities may be required to be performed outside of the workplace. The Executive understands and agrees that he may be required to work together and coordinate efforts with other companies or affiliates of the Company. The Executive acknowledges and expressly agrees, however, that, except for Executive's current positions in the Permitted Companies and subject to the limitations set forth in Section 1.1, he is not and will not become, under any circumstance, an executive or employee of any entity other than the Company, whether or not affiliated with the Company, and expressly acknowledges that the only existing relationship is with the Company.

1.3 ADDITIONAL FUNCTIONS. It is expressly agreed and understood that the Executive will only and exclusively report to the Company's board of directors, that the above listing of functions, duties and responsibilities are not exhaustive, and that the Executive must comply with all other functions, duties and responsibilities, limitations or instructions given by the Company from time to time or which are derived from, or related to, this Agreement or the Stock Purchase Agreement. The Executive acknowledges that the Company has the right to modify, at its discretion the functions, duties and responsibilities of the Executive, provided that said modifications do not adversely affect the nature of the Executive's position.

1.4 OBSERVANCE OF LAWS AND COMPANY'S POLICIES/FOREIGN CORRUPT PRACTICES ACT. The Executive expressly agrees to adhere to all of the Company's professional conduct and ethical business practices and work standards while on duty and to comply with all applicable Mexican laws. The Executive further expressly agrees that, during the Term (as defined in Section 17), he shall comply with the Foreign Corrupt Practices Act.

SECTION 2. EXCLUSIVITY OF SERVICES.

The Executive expressly agrees that, except for Executive's current positions in the Permitted Companies but only to the extent permitted by Section 1.1, he will render his services exclusively to the Company and expressly acknowledges that Executive's only existing employment relationship is with the Company. For the duration of this Agreement, the Executive agrees that he shall not undertake, whether for compensation or for no compensation, either directly or indirectly

(through any third parties, be it individuals or legal entities), activities similar or analogous to those contemplated in this Agreement, or those which are undertaken by the Company, for parties other than the Company, unless otherwise specifically instructed by the Company and except for Executive's current positions in the Permitted Companies but only to the extent permitted by Section
1.1. Furthermore, the Executive agrees not to invest in or acquire an interest, shares and/or participation, directly or indirectly, in companies, entities, assets, enterprises, business, ventures and/or institutions which conduct activities analogous or similar to those contemplated in this Agreement or those which constitute the corporate purposes of the Company, whether as owner, part-owner, stockholder, partner, director, officer, trustee, representative, agent, consultant or in any other capacity, on Executive's own behalf or on behalf of any corporation, partnership or other business organization, or recruit, or otherwise solicit or induce a person who is an employee or consultant of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.

SECTION 3.  CONFIDENTIAL EMPLOYEE.

Considering the confidential nature of the work to be performed by the Executive, and that the legal requirements therefor are met, both parties acknowledge and agree that the Executive is, and for all legal purposes, shall be considered as a confidential employee.

SECTION 4.  PROFIT SHARING.

The Executive understands and expressly agrees that given that he is the employee of the highest level in the Company, he shall have no right to share in the Company's profits, in accordance with Article 127 (I) of the Federal Labor Law. Therefore, the Executive will have no right to claim any additional payment on account of profit sharing.

SECTION 5.  WORKPLACE.

Both parties agree that the place where the Executive shall provide his services will be the Company's address set forth above. The Company and the Executive may mutually agree on the relocation of the Executive to any area within the Republic of Mexico or abroad.

SECTION 6.  WORK SCHEDULE.

The Executive's work schedule shall be 40 hours per week, to be allocated by the Executive along a five-day week in accordance with the needs of the Company, so as to attain the greatest use of the human and material resources of the Company and to allow the Executive to enjoy Saturday and Sunday as days of rest. The Executive and the Company may mutually agree to modify said work schedule or the form of allocation of working hours, in accordance to the Company's needs, without liability for the Company, since the Executive expressly agrees that his work schedule will be variable. Due to the nature and the duties to be performed by the Executive, he shall not be subject to any attendance control.

SECTION 7.  COMPENSATION.

7.1 GROSS ANNUAL SALARY. The Executive shall, while this Agreement remains in effect, receive from the Company as compensation for the services to be rendered and the obligations assumed hereunder, a gross annual salary of US$120,000 (One-hundred and twenty thousand 00/100 dollars of the United State of America), comprised as follows:

Base annual salary                  $113,424.67
Christmas bonus   (15 days)         $  4,931.50
Vacation premium  (25%)             $  1,643.83
Total gross annual salary           $120,000.00

Such compensation shall be payable in monthly installments, in arrears, on the fifteenth and on the last day of every month (hereinafter a "Payday"). In the event that a Payday is not a business day in Mexico, then the compensation shall be paid on the preceding business day. Both parties expressly agree that the Executive's compensation will be reviewed by the Company no later than December 31 of each year, to determine in its sole discretion whether any increase thereof is warranted.

7.2 METHOD OF PAYMENT. The Executive expressly agrees that the Company may pay the compensation by depositing his salary and any other amounts in the bank account designated by the Executive, after all applicable withholdings, taxes and reductions are effected.

7.3 CURRENCY OF PAYMENT. It is expressly agreed between the parties hereto that all payments to be made by the Company to the Executive, including all payments of compensation provided for in this Agreement, will be made in Mexican pesos and shall be paid at the official rate of exchange in effect at the time payment is made, unless otherwise agreed in writing by both parties.

SECTION 8.  WEEKLY REST.

The Executive shall be entitled to one paid day-of-rest per week, which shall be determined by the Company according to its needs. Said rest days will normally be Saturdays and Sundays, though they can be modified if the Company's needs so require. The parties agree that the compensation for such days of rest is included in the compensation contemplated in Section 7 above, since said compensation represents the total monthly compensation to the Executive.

SECTION 9.  MANDATORY DAYS OFF.

The Executive shall have the right to enjoy the mandatory  holidays  provided in
Article 74 of the Federal Labor Law, with the salary for such holidays also included in the salary set forth above, since said salary represents the total annual compensation to the Executive.

SECTION 10.  VACATIONS.

The Executive will be entitled to enjoy an annual vacation period of 20 days during each full calendar year of this Agreedment (prorated for partial calendar years); said days will be distributed during the year and determined according to the Company's needs. It is expressly understood that such days shall not accumulate each year in any manner. Should the Executive not enjoy said days in each period, he may not claim such days afterwards, since the term for exercising such right will have elapsed. The Executive shall request said vacation period by written notice given to the Company's board of directors at least two days in advance to the commencement of the vacation period. The salary for such period and the vacation premium is also included within the gross annual compensation set forth in Section 7 above.

SECTION 11.  OVERTIME.

The Executive is prohibited from working overtime, except with the prior consent of, and upon written instructions from the Company's chairman of the board. If for any reason the Executive must work more hours than those included in the work schedule contemplated in Section 6 above, the Executive shall first obtain the Company's written instructions and consent therefor; otherwise, no amount shall be paid to the Executive for any such overtime work.

SECTION 12.  CHRISTMAS BONUS.

The Executive shall enjoy a Christmas bonus equivalent to 15 days' base salary, payable no later than the twentieth day of December each year, pursuant to
Article 87 of the Federal Labor Law. Such amount that is also included within the gross annual compensation set forth above established in Section 7 above.

SECTION 13.  INTENTIONALLY OMITTED

SECTION 14.  THE EXECUTIVE'S RECEIPT.

On each Payday, the Executive agrees to issue to the Company a receipt covering the total amount of the compensation earned up through that date. The Executive acknowledges and expressly agrees that the signature of said receipt shall be deemed as an acknowledgment by the Executive that the compensation so received covers the work performed theretofore, without any right by the Executive to later require the payment of any accrued benefits in arrears for the respective period. The signing of said receipt shall constitute a full release for the Company of all salary and all other accred benefits in arrears for the respective period to which the Executive may have been entitled for the services performed through that date, regardless of whether the receipt omits a statement to that effect.

SECTION 15.  CONFIDENTIALITY.

15.1 The Executive understands that (a) prior to the date hereof, he has had access to information and materials relating to the Company, and (b) after the date hereof, before, and during the course of his employment hereunder, he may have access to information and materials relating to the Company, as well as other information and materials, not generally known in the trade that the

Company considers proprietary, confidential and to contain trades secrets. Such information and materials ("Confidential Information") may include any information relating to contractual negotiations, work-in-process, product plans, customer lists, supplier contacts, computer programs, algorithms, systems, business or financial affairs, methods of operation, transactions, internal controls or security procedures, of either the Company, any of its affiliates, or any existing or prospective vendor or customer of the Company or any of its affiliates. Furthermore, the Executive understands that Confidential Information may be such regardless of whether such information and materials were furnished to the Executive by the Company or any of its affiliates or developed in connection with or as a result of the Executive's performance of services for the Company.

15.2 The Executive agrees during the course of his employment hereunder and following termination thereof: (a) to treat all Confidential Information as strictly confidential (b) not to disclose it or allow it to be disclosed to anyone not having a "need to how" it on behalf of the Company, and not to anyone outside of the direct employ of the Company, without the prior written consent of the Chairman of the Board of Directors of the Company; (c) not to use any Confidential Information except as required for the performance of his duties for the Company; (d) not to copy any documents or media containing any Confidential Information, or remove them from the premises of the Company or premises where the Company is performing services, except as required in the performance of his duties for the Company, in which event the Executive shall, at all times, take all reasonable measures to prevent the disclosure or non-authorized use of such Confidential Information. In the event the Executive shall copy any such documents or media as may be permitted in accordance with the foregoing, the copyright and other proprietary notices of the Company shall be faithfully reproduced in all such copies. The Executive further agrees to pre-clear with the Company any scholarly, educational or technical publications or lectures written or prepared by him during the employment period or within six months thereafter pertaining in any manner to his duties for or the research and development of the Company.

15.3 After cessation of the Executive's employment hereunder, the Executive will promptly return to the Company any and all documents, media and other materials in tangible form containing any Confidential Information, without retaining any copies thereof whatsoever, together with any and all other property and keys of the Company, within his possession or control.

15.4 The Executive agrees to comply with all security procedures of the Company including, without limitation, those regarding computer security and passwords; not to access any computer of the Company, or of any client or vendor of the Company or any of its affiliates, except as authorized; and not to access any such computers in any manner after the cessation of the Executive's employment hereunder. The Executive agrees to advise the Company promptly in the event he learns of any such violation or unauthorized entry by others of any unauthorized use, reproduction of, or tampering with the software, or other research and development materials or equipment, of the Company or any of its affiliates by others.

15.5 Attached here to as EXHIBIT A is a complete list of all inventions discoveries, writings, developments, materials, techniques and development tools predating the Executive's employment with the Company ("Pre-existing Executive Developments") in which the Executive claims any intellectual property rights, and the Executive warrants and agrees that (a) except as so listed, there are no such Pre-existing Executive Developments, and (b) the Executive does not claim any intellectual property rights in any of the Company's assets. The Executive shall not use any of his own such Pre-existing Executive Developments in connection with any work for the Company without prior disclosure thereof to the Company and the Company's prior written consent, and the Company shall in any event have a perpetual, royalty-free right to use, modify and distribute the same as component of and/or to support the products of the Company and shall have ownership of all derivative works and/or improvements conceived, implemented or prepared by others based thereon.

15.6 The Executive acknowledges and agrees that all business opportunities (in any way related to the then-existing or proposed business of the Company whether or not then known by the Executive) presented to the Executive during the employment period are and shall be owned by and belong exclusively to the Company, and the Executive shall (a) promptly disclose any such business opportunity to the Company and (b) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of such business opportunity.

SECTION 16.  TRAINING.

The Company agrees to train the Executive or to cause the Executive to be trained, under the Training and Teaching Plan and Programs duly recorded with the competent authorities.

SECTION 17.  TERM.

The term (the "Term") of this Agreement commences on the execution hereof and ends on December 31, 2004. From and after December 31, 2004, this Agreement shall automatically and legally terminate, thereby terminating any employment relationship between the Company and the Executive.

This Agreement is for a definite term and may only be suspended, rescinded or terminated as provided by the Mexican Federal Labor Law, by the mutual agreement of the parties hereto or as provided hereunder.

Both parties agree that the Company will have the discretionary right to evaluate at any time the performance of Executive pursuant to the conditions and requirements that the commercial transactions and day-to-day operations of the Company's business requires. Therefore, the parties hereto agree that the Executive's failure to fulfill his obligations hereunder would be a justified cause for termination ("Cause"). Notwithstanding anything contained herein, the parties hereto agree that the Company has the right to terminate Executive without Cause or if Executive is deemed "disabled" under applicable Mexican law, provided that, in each case, the Company pays Executive any severance payments that are required to be paid to him under applicable Mexican law as a result of his termination hereunder due to such reason.

SECTION 18.  GOVERNING LAW AND ARBITRATION.

Both parties agree that, except as provided for herein, the provisions of the Mexican Federal Labor Law shall apply. The parties expressly submit to the jurisdiction of the State Conciliation and Arbitration Board for the Federal
District in connection with any dispute arising in connection with the interpretation, enforcement of, and compliance with this Agreement.

SECTION 19.  EXPENSES REIMBURSEMENT.

All costs and expenses incurred by the Executive in the performance of this Agreement including all transportation, lodging and representation expenses, shall be paid by the Company, so long as the Company has given Executive written approval prior to the incurrence of the expenses in accordance with the Company's policies and so long as Executive presents the Company with the corresponding receipts.

SECTION 20.  OTHER AGREEMENTS.

This Agreement prevails over, and supersedes, any other agreement entered in the past, orally or in writing, between the Company and the Executive for the services of the Executive.

SECTION 21.  CONFLICTS OF INTEREST.

The Executive specifically covenants, warrants and represents to the Company that the Executive has the full and complete right and authority to enter into this Agreement, that the Executive has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other person which would conflict in any manner whatsoever with any of the Executive's duties, obligations or responsibilities to the Company pursuant to this Agreement, that the Executive is not in possession of any document or other tangible property of any other person of a confidential or proprietary nature which would conflict in any matter whatsoever with any of the Executive's duties, obligations or responsibilities to the Company pursuant to this Agreement, and that the Executive is fully ready, willing and able to perform each and all of the Executive's duties, obligations and responsibilities to the Company pursuant to this Agreement.

SECTION 22.  NO WAIVER.

No omission, delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights.

SECTION 23.  RECITALS.

The Executive warrants that the representations contained in this Agreement as they relate to the Executive are true and accurate representations and form an integral part of this Agreement.

SECTION 24.  INDEPENDENT LEGAL ADVICE.

The Executive acknowledges that he has been advised to obtain, and that he has obtained, independent legal advice with respect to this Agreement and that he understands the nature and legal consequences of this Agreement.

The Executive may not assign or delegate, in whole or in part, any of his rights, duties, or covenants under this Agreement.

SECTION 25.  WITHHOLDING OF TAXES AND OTHER DEDUCTIONS.

Any payments to the Executive pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other applicable laws and regulations.

SECTION 26.  AMENDMENT.

This Agreement may be amended only by a written document signed by the parties hereto.

SECTION 27.  REPRESENTATIONS BY THE COMPANY.

For purposes of the Federal Labor Law, the Company represents that it is a business corporation duly incorporated according to the laws of Mexico, engaged in the business of providing Internet services, selling advertising on the Internet and providing other commercial, communication and information services over the Internet; that its principal place of business is Blvd. Manuel Avila Camacho No. 147, Col. Chapultepec Morales, Mexico, D.F., C.P. 11510. In turn, the Executive represents that he is a Mexican national, of 39 years of age, married, and that his address is 8 de la Torre 405, Sayavedra E. Mexico.

SECTION 29.  PREVAILING LANGUAGE.

This Agreement has been executed in both English and Spanish; in case of any conflict, the Spanish version shall prevail.

      IN WITNESS WHEREOF, the parties having read and being well aware of its contents and legal force have, executed this Agreement in Mexico City, Federal District, on __________, 2000, in the presence of the undersigned witnesses.

                THE "COMPANY"                         THE "EXECUTIVE"

              ADNET, S.A. DE C.V.                     Walther Moller Ubando


By: ________________________________                  __________________________

     Mr.______________
     Legal Representative


               WITNESS                                          WITNESS

   ________________________________                  ___________________________

                                    EXHIBIT A
                 LIST OF PRE-EXISTING MATTER IN WHICH EXECUTIVE
                       CLAIMS INTELLECTUAL PROPERTY RIGHTS





            The undersigned hereby certifies that the foregoing list is complete and accurate in all respects, and understands that leaving the above space blank will be understood as a certification that the undersigned has no such pre-existing inventions, discoveries, writings, developments, materials, techniques or development tools as are described in Section 15 of the attached Agreement.
                                          EXECUTIVE

                                          Signature:____________________________
                                                        Walther Moller Ubando

                                    EXHIBIT F

                              INDUCEMENT AGREEMENT


                              INDUCEMENT AGREEMENT

            INDUCEMENT AGREEMENT, dated as of ___________, 2000 (this "AGREEMENT"), by and among StarMedia Network, Inc., a Delaware corporation
("STARMEDIA"), and Walther Moller Ubando ("MOLLER"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Stock Purchase Agreement (as defined below).

                               W I T N E S S E T H

            WHEREAS, Moller is an officer and key employee of Adnet, S.A. de C. V., a SOCIEDAD ANONIMA DE CAPITAL VARIABLE organized in Mexico ("ADNET");

            WHEREAS, Moller desires that StarMedia consummate the transactions contemplated by that certain Stock Purchase Agreement, dated as of January 31, 2000, by and among StarMedia and the stockholders of Adnet (the "STOCK PURCHASE AGREEMENT") pursuant to which StarMedia will purchase all of the outstanding equity interests of Adnet;

            WHEREAS, StarMedia is not willing to consummate the transactions contemplated by the Stock Purchase Agreement unless Moller enters into this Agreement; and

            WHEREAS, StarMedia needs certain protections in order, INTER ALIA, to prevent competitors of Adnet from gaining an unfair competitive advantage over Adnet and/or diverting goodwill from Adnet.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and in order to induce StarMedia to consummate the transactions contemplated by the Stock Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

            Moller hereby represents and warrants to and for the benefit of StarMedia as follows:

            Section 1.1.  AUTHORIZATION, ENFORCEABILITY.

            (a) Moller has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Moller. This Agreement constitutes a legal, valid and binding obligation of Moller, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

            (b) The  execution,  delivery,  and  performance  by  Moller of this
Agreement do not, and the consummation by Moller of the transactions contemplated hereby, will not violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the assets of Moller or give to others any interests or rights therein under (1) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which Moller is a party, or by which Moller is bound or by which any of Moller's assets may be bound or affected, or (2) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or other Governmental Entity or any applicable constitution or Law, to which Moller is subject or which is applicable to any of Moller's assets, except for such violations, conflicts, breaches, defaults, failures to obtain consents, terminations, amendments, modifications, accelerations, suspensions, revocations and cancellations as would not individually or in the aggregate have a material adverse effect on Moller's ability to perform his obligations under this Agreement.

            Section 1.2. CONSENTS, ETC. No filing, consent, waiver, approval or authorization of any Government Entity or of any third party on the part of Moller is required in connection with the execution, delivery and performance by Moller of this Agreement.

                                   ARTICLE II

                          CERTAIN RESTRICTIVE COVENANTS

            Section 2.  CERTAIN RESTRICTIVE COVENANTS.

            (a) Moller hereby covenants that (i) during the period (the "INITIAL
RESTRICTED PERIOD") commencing as of the date of this Agreement and ending on December 31, 2004 (except solely by virtue of the performance of Moller's obligations under an employment agreement (the "EMPLOYMENT AGREEMENT") of even date herewith between Moller and Adnet) and (ii) during the Additional Restricted Period (as defined below) ((i) and (ii), collectively, the "RESTRICTED PERIOD"), Moller will not (whether for his own account, as an employee or otherwise on behalf of any other Person, or in any other capacity), and will cause his Affiliates (as defined below) not to, directly or indirectly,
(x) engage in any of the Restricted Activities, in any country of the world in which Adnet is then (or, during the Additional Restricted Period, was as of the end of the Initial Restricted Period) engaged, or proposes (or, during the Additional Restricted Period, proposed as of the end of the Initial Restricted Period) imminently to be engaged, in such Restricted Activities or (y) without limitation of clause (x), become or remain a stockholder of a corporation or a member of a partnership, limited liability company or any other Person, or otherwise own any equity interest in any Person, engaged in any of the Restricted Activities in any such country, act as a consultant to any Person with respect to any Restricted Activities in any such country or otherwise provide any other assistance to any Person with respect to any Restricted Activities in any such country; PROVIDED, however, that, notwithstanding the foregoing, Moller and his Affiliates may own in the aggregate less than one percent of the outstanding shares of stock of any corporation whose shares are publicly traded on a United States or foreign stock exchange, the NASDAQ Stock Market or any over-the-counter public securities market in the United States.

            (b) In addition to and not in limitation of Section 2(a) hereof, Moller covenants that during the Restricted Period, Moller will not, and will cause his Affiliates not to, directly or indirectly, induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other Person having a business relationship with Adnet to cease doing business with Adnet. Further, Moller covenants that during the Restricted Period he will not, and will cause his Affiliates (except for Harry Moller Publicidad, S.A. de C.V., Control Media, S.A. de C.V., BrandsBank Network and RM Internet, S.A. de C.V.) not to, directly or indirectly, solicit any customers of Adnet to do business with any Person other than Adnet.

            (c) Moller covenants that during the Restricted Period he will not, and will cause his Affiliates not to, directly or indirectly, solicit any individual that is, or within the prior six months prior thereto has been, an officer or employee of Adnet to join the employ of, perform services for or otherwise become associated with Moller or any other Person, or otherwise to leave the employ of Adnet. Advertisements in newspapers or periodicals, and other similar general solicitations, that are not specifically directed at employees of Adnet shall not be deemed to constitute solicitations for the purposes of this Section 2(c).

            (d) In addition to and not in limitation of Section 2(c) hereof, Moller covenants that during the Restricted Period, Moller will not, and will cause his Affiliates not to, directly or indirectly, employ, hire or retain any individual that is, or within the six months prior thereto has been, an officer or employee of Adnet.

            (e) The parties intend, and agree, that in addition to the foregoing provisions of this Section 2, each of the covenants contained in Sections 2(a), 2(b), 2(c) and 2(d) shall be construed as a series of separate covenants: (i) in the case of Section 2(a), one for each country of the world, one for each province, state or similar subdivision in each such country, one for each county and city included within each such state, province or similar political subdivision, and, for each such country, state, province or similar subdivision, county or city, one for the Initial Restricted Period and one for each one-year period of the Additional Restricted Period, and (ii) in the case of Sections 2(a), 2(b) and 2(c), one for each one-year period of the Restricted Period.

            (f) Moller hereby expressly recognizes that the provisions of Sections 2(a), 2(b), 2(c), 2(d) and 2(e) (collectively, the "RESTRICTIVE COVENANTS") are a reasonable and necessary protection of the immediate interests of StarMedia and are of the essence of the Stock Purchase Agreement, and that StarMedia would not consummate the transactions contemplated by the Stock Purchase Agreement, and that StarMedia would not enter into this Agreement without the inclusion of the Restrictive Covenants.

            (g) If Moller (either directly or by virtue of the activities of any of his Affiliates, as the case may be) breaches, or threatens to commit a breach of, any of the Restrictive Covenants, StarMedia shall have the right and remedy, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to StarMedia under law or in equity, to have the Restrictive Covenants specifically enforced by any court having jurisdiction, including by temporary or permanent injunction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to
StarMedia  and that  money  damages  will not  provide  an  adequate  remedy  to
StarMedia. Moller hereby confers non-exclusive jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. Nothing in this Section 2(g) shall be construed to limit the right of StarMedia to collect money damages in the event of a breach of any Restrictive Covenant.

            (h) Moller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope (geographical, temporal and otherwise) and in all other respects and that it shall not raise any issue of reasonableness as a defense in any proceeding to enforce any such Restrictive Covenants. In the event that, notwithstanding the foregoing, a Restrictive Covenant shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly provided that such modification shall provide for the maximum duration, scope or area as will be enforceable. Without limitation of, and notwithstanding the foregoing, in the event that, in any judicial proceeding, a court shall refuse to enforce any provision of the Restrictive Covenants, then the unenforceable provision shall be deemed eliminated from the provisions of the Restrictive Covenants for the purpose of those proceedings to the extent necessary to permit the remaining provisions of the Restrictive Covenants to be enforced. If any one or more of the provisions of the Restrictive Covenants shall be held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of the remaining provisions of the Restrictive Covenants in such jurisdiction, or of the Restrictive Covenants in any other jurisdiction, shall not be affected thereby.

            (i) For purposes of this Agreement, the "ADDITIONAL RESTRICTED PERIOD" shall mean (i) if Moller's employment with Adnet under the Employment Agreement is terminated by Adnet for cause or by reason of disability at any time, or if the employment is terminated by Adnet without cause at any time after the second anniversary of the Closing Date, the period from the end of the employment period (after giving effect to any such termination) through the later of the fourth anniversary of the date of this Agreement or the second anniversary of the end of the employment period, (ii) if Moller's employment with Adnet under the Employment Agreement is terminated by Adnet without cause between the first and second anniversaries of the Closing Date, the period from the end of the employment period (after giving effect to any such termination) through the first anniversary of the end of the employment period, or (iii) if Moller resigns during the term of the Employment Agreement, the period from the date of such resignation until the later of the fourth anniversary of the date of this Agreement or the second anniversary of the end of the employment period, it being understood that if the employment is terminated by Adnet without cause prior to the first anniversary of the Closing Date, then there shall not be any Additional Restricted Period.

            (j) For purposes of this Agreement, the term "RESTRICTED ACTIVITIES" shall mean activities which are substantially similar with the primary business of Adnet conducted during Moller's employment by the Company, it being understood and agreed that Adnet's current primary business consists of activities related to the development of a directory of internet pages (search engine) that provides supplementary community service (including e-mail and user affinity points) to its user base. For purposes of this Agreement, the term "AFFILIATE" (and, with a correlative meaning, "AFFILIATED") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or governmental entity.

            (k) Moller acknowledges that the Employment Agreement contains separate restrictive covenants, relating to Moller's employment relationship with Adnet. Moller further acknowledges and agrees that such restrictive covenants are not in limitation to any extent of the Restrictive Covenants.

                                   ARTICLE III

                                  MISCELLANEOUS

            Section 3.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

            Section 3.2. BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that Moller may not assign any of his rights hereunder without the consent of StarMedia. Any assignment in violation of this Section 3.2 shall be null and void AB INITIO.

            Section 3.3. NO PRESUMPTION. StarMedia and Moller have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by StarMedia and Moller and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            Section 3.4. NOTICES. All notices, requests, claims, demands and other communications provided for herein shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier, addressed to the party at its address set forth below:


If to StarMedia:                         StarMedia Network, Inc.
                                         29 West 36th Street, 5th Floor
                                         New York, NY 10018
                                         Telecopier:  (212) 548-9650
                                         Attn:  Justin K. Macedonia

If to Moller:                            Walther Moller Ubando
                                         Blvd. Manuel Avila Camacho #147
                                         Col. Chapultepec Morales
                                         Mexico, D.F. 11510
                                         Telecopier: (525) 292-1570

or to such other address as a party may from time to time designate in writing. All notices, requests, claims, demands and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            Section 3.5. COUNTERPARTS; HEADINGS; DELIVERY BY FACSIMILE. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a party hereto, the other party hereto shall reexecute original forms thereof and deliver them to the requesting party. No party hereto or to any such amendment shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

            Section 3.6. SEVERABILITY. If any term, provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, provision or part of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Nothing in this Section 3.6 is intended to, or shall, limit (i) the ability of any party to such document to appeal any court ruling or effect of any favorable relying on appeal or (ii) the intended effect of Sections 2(h) or
3.7 hereof.

            Section 3.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. It is intended that Section 5-1401 of the New York General Obligations Law shall apply to the choice of law contained in the preceding sentence.

            Section 3.8. SUBMISSION TO JURISDICTION; WAIVERS. The parties hereto hereby irrevocably and unconditionally agree that:

            (a) All suits, actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or Federal court sitting in the City of New York and any appellate court from any thereof, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding and any objection to any such suit action or proceeding whether on the grounds of venue, residence or domicile. A final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

            (b) Service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 3.4.

            (c) The parties hereto hereby irrevocably and unconditionally consent to service of process in the manner provided for the giving of notices pursuant to this Agreement. In the case of Moller, service of process shall also be made by personal delivery to Corporation Trust Center, 111 Eighth Avenue, New York, NY 10011. Nothing in this Agreement shall affect the right of either party to serve process in any other manner permitted by law.

            (d) Moller hereby irrevocably appoints Corporation Trust Center as his authorized agent for service of process in any suit, action or proceeding arising out or relating to this Agreement and agrees to maintain such appointment until the tenth anniversary of the date hereof. Moller shall further evidence such appointment by granting, prior to or at the Closing, an irrevocable power of attorney in a public instrument (ESCRITURA PUBLICA) executed before a Notary Public in Mexico in conformity with Article 2596 of the Civil Code of the Federal District and the 1958 Protocol on the Uniformity of Powers of Attorney to be Granted Abroad.

            (e) Nothing in this Section 3.8(e) limits the right of StarMedia under Section 2(g) to bring or maintain any suit, action or proceeding against Moller in any court it desires.

            Section 3.9. WAIVER. Any waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

            Section 3.10. AMENDMENT. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                          STARMEDIA NETWORK, INC.


                                          By:___________________________________
                                             Name:
                                             Title:



                                          WALTHER MOLLER UBANDO:



                                             ___________________________________
                                             Walther Moller Ubando

                                   SCHEDULE 1


STOCKHOLDER       NUMBER OF         NUMBER            % OF
                  FIXED SHARES      OF VARIABLE       COMPANY
                  OWNED             SHARES            OWNED
                                    OWNED


Grupo MVS          255               1,020             51%


Harry Moller       245                 980             49%
Publicidad

                               SCHEDULE 2.10(b)(y)

      1. the approval or amendment of the terms of any contract, agreement, commitment or arrangement pursuant to which the Company grants, is to grant or may be obligated to grant any security or additional security for
      (x) any indebtedness for borrowed money (or other comparable liability) of any Person or (y) the performance of any other material obligation of any Person.

      2. the issuance of any securities, options or other rights to acquire securities by the Company.

      3. approval or amendment of the terms of any contract, agreement, commitment or arrangement pursuant to which the Company makes, is to make or may be obligated to make any loan, or advance in the nature of a loan, to any Person.

      4. engaging in any business other than that contemplated by the Business Plan, or any material change in the conduct of such business.

      5. the commencement or abandonment by the Company of any litigation or arbitration, or the settlement of any Company litigation or arbitration.

      6. the approval or amendment of the terms of any contract, agreement, commitment or arrangement in respect of any transaction between the Company, on the one hand, and any officer or employee of the Company, or any Affiliate or Associate of any such officer or employee, on the other hand.

      7. the hiring or termination of any officer of the Company.

      8. the approval or amendment of any contract, agreement, commitment or arrangement involving aggregate expenditures by the Company of more than $50,000.

      9. the approval or amendment by the Company of any employment contract or the taking of any action by the Company under any employment agreement.

      10. the approval of compensation for any Company employee whose annualized compensation (including bonuses) could reasonably be expected to be in excess of $80,000 per annum.

      11. the approval of any contract, agreement, commitment or arrangement pursuant to which the Company is or may be obligated to perform for a period longer than one year.

      12. engaging in any activities that will cause the current ratio (current assets divided by current liabilities) of the Company as of the end of any calendar quarter to be less than .8.

      13. engaging in any activities that will cause the Company's stockholders' equity, or partners' equity, as the case may be, as of the end of any calendar quarter determined in accordance with GAAP, to be negative.

      14. the creation of any subsidiaries of the Company or any of its subsidiaries or issuance of any securities or other rights to acquire securities in such entity.

      15. taking any action by the Company under any of the Company Service Agreements.

      Note: References herein to the "Company" include the corporations or other Persons, or divisions thereof, from time to time making up the Company.

                                 SCHEDULE 3.1(d)


O     CURRENT EQUITY OWNERSHIP OF ADNET:

                         FIXED SHARES   VARIABLE SHARES   TOTAL   % OWNERSHIP

Grupo MVS, S.A. de C.V.       255            1,020         1,275       51%
Harry Moller Publicidad       245              980         1,225       49%

TOTAL                         500            2,000         2,000      100%

O     PARTNERSHIP INTERESTS OF ADNET AS OF THE CLOSING DATE:

                  PARTNERSHIP    INTERESTS    TOTAL      PESOS      % OWNERSHIP
                  FIXED          VARIABLE

Grupo MVS,             1             1          2       $1.581MM         51%
 S.A. de C.V.
Harry Moller           1             1          2        1.519MM         49%
Publicidad


TOTAL                  2             2          4       $3.100MM        100%

O     ADDRESSES OF CURRENT STOCKHOLDERS OF ADNET:

GRUPO MVS, S.A. DE C.V.
BLVD. MANUEL AVILA CAMACHO NO. 147
COL. CHAPULTEPEC LOS MORALES
C.P. 11510, MEXICO, D.F.
MEXICO
PH.:  (525) 2-83-43-00
FAX.: (525) 2-83-43-03

HARRY MOLLER PUBLICIDAD, S.A DE C.V.
REFORMA NO. 3009
CUAJIMALPA, C.P. 05130
MEXICO, D.F., MEXICO
Ph.:  (525) 292-15-83
FAX: (525) 292-15-70

O     CURRENT BOARD OF DIRECTORS OF ADNET:
Mr. Joaquin Vargas Guajardo         President
Mr. Walther Moller Ubando           Vicepresident
Mr. Adrian Vargas Guajardo          Secretary
Mr. Carlos Moller Ubando            VocalV2

                                 SCHEDULE 3.2(a)


See attached list.

ADNET, S.A. DE C.V.
ESTADOS DE SITUACION FINANCIERA
AL 31 DE DICIEMBRE DE 1999 Y 1998
(EN MILES DE PESOS DE PODER ADQUISITIVO AL 31 DE DICIEMBRE DE 1999)

                                                    1999     %    1998       %

ACTIVO TOTAL                                       10,983   100%  9,089     100%

ACTIVO CIRCULANTE                                   2,784    25%  4,719      52%
EFECTIVO E INVESIONES TEMPORALES                      377     3%  1,864      21%
CLIENTES Y DOCUMENTOS POR COBRAR (NETO)               709     6%  1,639      18%
OTRAS CUENTAS Y DOCUMENTOS POR COBRAR (NETO)        1,656    15%  1,216      13%
INVENTARIOS                                             0     0%      0       0%
OTROS ACTIVOS CIRCULANTES                              42     0%      0       0%

LARGO PLAZO                                             0     0%      0       0%
CUENTAS Y DOCUMENTOS POR COBRAR (NETO)                  0     0%      0       0%
INVERSIONES EN ACCIONES DE SUBSIDIARIAS Y               0     0%      0       0%
ASOCIADOS NO CONSOLIDADES                               0     0%      0       0%
OTRAS INVERSIONES                                       0     0%      0       0%

INMUEBLES, PLANTA Y EQUIPO (NETO)                   2,973    27%  2,746      30%
INMUEBLES                                               0     0%      0       0%
MAQUINARIA Y EQUIPO INDUSTRIAL                          0     0%      0       0%
OTROS EQUIPOS                                       3,773    34%  3,291      36%
DEPRECIACION ACUMULADA                               -800    -7%   -545      -6%
CONSTRUCCIONES EN PROCESO                               0     0%      0       0%

ACTIVO DIFERIDO (NETO)                              5,226    48%  1,624      18%

OTROS ACTIVOS                                           0     0%      0       0%

PASIVO TOTAL                                       15,701   100% 15,420     100%

PASIVO CIRCULANTE                                   4,916    31%  8,827      57%
PROVEEDORES                                             0     0%      0       0%
CREDITOS BANCARIOS                                      0     0%      0       0%
CREDITOS BURSATILES                                     0     0%      0       0%
IMPUESTOS POR PAGAR                                    39     0%    398       3%
OTROS PASIVOS CIRCULANTES                           4,877    31%  8,429      55%

PASIVO A LARGO PLAZO                                    0     0%      0       0%
CREDITOS BANCARIOS                                      0     0%      0       0%
CREDITOS BURSATILES                                     0     0%      0       0%
OTROS CREDITOS                                          0     0%      0       0%

CREDITOS DIFERIDOS                                 10,785    69%  6,592      43%

OTROS PASIVOS                                           0     0%      0       0%

CAPITAL CONTABLE                                   -4,718   100% -6,330     100%

CAPITAL CONTRIBUIDO                                 1,393   -30%    404      -6%
CAPITAL SOCIAL PAGADO (NOMINAL)                     1,230   -26%    281      -4%
ACTUALIZACION CAPITAL SOCIAL PAGADO                   163    -3%    123      -2%
PRIMA EN VENTA DE ACCIONES                              0             0
APORTACION PARA FUTUROS AUMENTOS DE CAPITAL             0             0

CAPITAL GANADO (PERDIDO)                           -6,112   130% -6,734     106%
RESULTADOS ACUMULADOS Y RESERVA DE CAPITAL         -6,617   140% -2,205      35%
RESERVA PARA RECOMPRA DE ACCIONES                       0     0%      0
EXCESO (INSUFICIENCIA) EN LA ACTUALIZACION DE
CAPITAL CONTABLE                                        0     0%      0      -0%
RESULTADO NETO DEL EJERCICIO                          506   -11% -4,529      72%
                                                              0               0


ADNET, S.A. DE C.V.
ESTADO DE RESULTADOS COMPARATIVO
DEL 1 DE ENERO AL 31 DE DICIEMBRE DE 1999 - 1998
( EN MILES DE PESOS DE PODER ADQUISITIVO AL 31 DE DICIEMBRE DE 1999 )

                                            REAL                REAL
                                            1999      %         1998      %

INGRESOS                                 26,302,739  67.34%  10,697,634  100.00%
Suscriptores                                      0   0.00%           0    0.00%
Publicidad                               26,302,739  67.34%  10,697,634  100.00%
Equipos receptores y materiales                   0   0.00%           0    0.00%
Senal                                             0   0.00%           0    0.00%
Otros                                             0   0.00%           0    0.00%
INTERCOMPANIAS                           12,755,100  32.66%           0    0.00%
Suscriptores                                      0   0.00%           0    0.00%
Publicidad                               12,755,100  32.66%           0    0.00%
Equipos receptores y materiales                   0   0.00%           0    0.00%
Senal                                             0   0.00%           0    0.00%
Otros                                             0   0.00%           0    0.00%

TOTAL DE INGRESOS                        39,057,839 100.00%  10,697,634  100.00%

COSTOS                                    1,514,659   3.88%   1,615,287   15.10%
Costo de transmision                      1,514,659   3.88%   1,615,287   15.10%
Intercompanias                                    0   0.00%           0    0.00%

UTILIDAD BRUTA                           37,543,180  96.12%   9,082,347   84.90%

GASTOS DE OPERACION
GASTOS DE OPERACION Y VENTA              23,749,437  60.81%  11,352,632  106.12%
Participaciones                                   0   0.00%           0    0.00%
Gastos laborales                          2,598,174   6.65%   2,628,012   24.57%
Comisiones pagadas                        2,006,236   5.14%   2,739,605   25.61%
Promocion y publicidad                   16,577,941  42.44%   4,228,066   39.52%
Diversos                                  2,567,086   6.57%   1,756,949   16.42%

GASTOS DE ADMINISTRACION                  2,214,889   5.67%   2,266,755   21.19%
Gastos laborales                          1,261,475   3.23%   1,302,277   12.17%
Estimacion para cuentas malas                     0   0.00%           0    0.00%
Mantenimiento                                39,502   0.10%     133,330    1.25%
Honorarios                                  131,368   0.34%     146,420    1.37%
Diversos                                    782,545   2.00%     684,727    6.40%

TOTAL DE GASTOS                          25,964,327  66.48%  13,619,387  127.31%

GASTOS INTERCOMPANIAS                    10,500,000  26.88%           0    0.00%

TOTAL DE GASTOS DE OPERACION             36,464,327  93.36%  13,619,387  127.31%

EBITDA                                    1,078,853   2.76%  -4,537,040  -42.41%
Depreciacion y amortizacion en costo de           0   0.00%           0    0.00%
transmision
Depreciacion y amortizacion en gastos de    790,758   2.02%     809,247    7.56%
operacion
TOTAL DEPRECIACION                          790,758   2.02%     809,247    7.56%

UTILIDAD DE OPERACION                       288,096   0.74%  -5,346,287  -49.98%

COSTO INTEGRAL DE FINANCIAMIENTO            -37,415  -0.10%    -794,192   -7.42%
Intereses ganados                           -28,221  -0.07%    -299,374   -2.80%
Intereses pagados                                 0   0.00%           0    0.00%
Fluctuacion cambiaria neta                    3,868   0.00%       4,844    0.05%
Resultado por posicion monetaria            -47,519  -0.12%    -532,763   -4.98%
Intercompanias                               34,457   0.09%      33,100    0.31%

OTROS GASTOS Y OTROS PRODUCTOS             -180,172  -0.46%    -146,501   -1.37%
Diversos                                   -180,172  -0.46%    -146,501   -1.37%
Intercompanias                                    0   0.00%           0    0.00%

IMPUESTOS POR PAGAR                               0   0.00%     123,488    1.15%
ISR o IMPAC                                       0   0.00%      70,960    0.66%
PTU                                               0   0.00%      52,528    0.49%

UTILIDAD NETA                               505,683   1.29%  -4,529,082  -42.34%


                                 SCHEDULE 3.4(b)

None.

                               SCHEDULE 3.4(c)(A)

See attached list.

ADNET, S.A. DE C.V.
LISTA DE EQUIPOS CON IMPORTE MAYOR A $ 50,000.00
AL 31 DE ENERO DEL 2000


                                          FIGURES IN MEXICAN PESOS AS OF DECEMBER 31, 1999

   FECHA        N(0)           NOMBRE                                                                      IMPORTE       IMPORTE
    ADQ.      FACTURA         PROVEEDOR                                      CONCEPTO                      CONTABLE    ADQUISICION


  12/19/96     2670    SILICON GRAPHICS SA. DE C.V.          INDY, 150 MHZ R5000SC, XGE24, 64MB, 2.0GB    15,546.43    141,331.20
                                                            INDYSTUDIO,180 MHZ R5000SC XZ, 128MB, 2.0GB   23,557.51    214,159.20
                                                            CHALLENGE S 200MHZ R4400SC, OPORCE WS-1605    14,985.43    136,231.20
                                                                      WEFORCE, W5 1605-2664                9,891.53     89,923.00
                                                             INDIG02 HIGH IMPACT GRAPHICS, 250MHZ/2HB     38,170.44    347,004.00
                                                            EXTERNAL 4.0GB 4MM DIGITAL AUDIO SCSI TAPE
                                                           COSMO SUITE INCLUDES COSMO CREATE 1.0 COSMO
                                                              MPEG & CINEPAK ENCODERS FOR IRIX 5.3.
                                                              CENTRONICS 50-PIN SCSI-2 TO CENTRONICS


  10/30/98     4135    SPERSA MEXICO, S.A. DE C.V.       HEWLETT PACKARD NETSERVER MOD LH3, 2 PROCESAD    89,473.15    137,651.00
                                                        INTEL PENTIUM 350 MHZ, 256 MEGABYTES DE MEM RAM
                                                         EXPANDIBLE 1 GIGABYTE CD-ROM 24X TECLADO MOUSE
                                                           FLOPPY DE 1.44MB TARJETA RED 10/100 BASE TX
                                                           NAVIGATOR PARA DIAGNOSTICO DEL SERVD, REMOT
                                                            FUENTE DE PODER REDUNDANTE, 5 DISCOS DUROS
                                                        SCSI DE 4.2. GIGABYTES PARA SOPORTE DE RAID 5 POR
                                                           HARDWARE UNIDAD DE CINTA DAT DE 8 GIGABYTES
                                                                  MONITOR ULTRA VGA COLOR DE 14

   8/31/99     5119     ACER COMPUTEC MEXICO, S.A. C.V.         AA9100B D PII400,256MB,5X4GB,4 PZ         89,995.50     99,995.00
                                                                AA9100B D PII400,256MB,5X4GB,4 PZ         89,995.50     99,995.00

GRAN TOTAL                                                                                               371,615.50  1,266,289.60
                                                                                                         ==========  ============

                               SCHEDULE 3.4(c)(B)

[To be provided by the Stockholders to Purchaser no later than February 7, 2000.]

SCHEDULE 3.4 (C)(B)

ADNET, S.A. DE C.V.
LISTA DE EQUIPOS CON IMPORTE MAYOR A US$2,500.00
AL 31 DE ENERO DEL 2000

                                                                                                        IMPORTE         IMPORTE
   FECHA      N(0)                                                                                     CONTABLE       ADQUISICION
   ADQ.     FACTURA     NOMBRE PROVEEDOR                       CONCEPTO                                 (PESOS)         (PESOS)


12/19/96      2670   SILICON GRAPHICS SA. DE C.V.     INDY, 150 MHZ R5000SC, XGE24, 64MB, 2.0GB        15,546.43      141,331.20
                                                      INDYSTUDIO,180 MHZ R5000SC XZ, 128MB,2.0GB       23,557.51      214,159.20
                                                      CHALLENGE S 200MHZ R4400SC, OPORCE WS-1605       14,985.43      136,231.20
                                                      WEFORCE, W5 1605-2664                             9,891.53       89,923.00
                                                      INDIG02 HIGH IMPACT GRAPHICS, 250MHZ/2HB         38,170.44      347,004.00
                                                      EXTERNAL 4.0GB 4MM DIGITAL AUDIO SCSI TAPE
                                                      COSMO SUITE INCLUDES COSMO CREATE 1.0 COSMO
                                                      MPEG & CINEPAK ENCODERS FOR IRIX 5.3.
                                                      CENTRONICS 50-PIN SCSI-2 TO CENTRONICS
10/30/98      4135   SPERSA MEXICO, S.A. DE C.V.      HEWLETT PACKARD NETSERVER MOD LH3, 2 PROCESAD.   89,473.15      137,651.00
                                                      INTEL PENTIUM 350 MHZ, 256 MEGABYTES DE MEM
                                                      RAM EXPANDIBLE 1 GIGABYTE CD-ROM 24X TECLADO
                                                      MOUSE FLOPPY DE 1.44MB TARJETA RED 10/100 BASE
                                                      TX NAVIGATOR PARA DIAGNOSTICO DEL SERVD,
                                                      REMOT FUENTE DE PODER REDUNDANTE, 5 DISCOS
                                                      DUROS SCSI DE 4.2. GIGABYTES PARA SOPORTE DE
                                                      RAID 5 POR HARDWARE UNIDAD DE CINTA DAT DE 8
                                                      GIGABYTES MONITOR ULTRA VGA COLOR DE 14
 8/31/99      5119   ACER COMPUTEC MEXICO, S.A. C.V.  AA9100B D PII400,256MB,5X4GB,4 PZ                89,995.50       99,995.00
                                                      AA9100B D PII400,256MB,5X4GB,4 PZ                89,995.50       99,995.00
                                                                                                                      ----------


 7/29/99    104114   FOTO RIVIERA, S.A. DE C.V.       PROYECTOR KODAK DIGITAL KDK DP-850               33,725.00       35,500.00

 9/21/98     94294   RICOH MEXICANA, S.A. DE C.V.     DIGITAL COPIER AFICIO 200                        52,800.00       60,000.00


                                                      GRAN TOTAL                                      458,140.50    1,361,789.60
                                                                                                      ==========================

                                 SCHEDULE 3.8(a)


List of patents, brands, Adnet copyrights and copyrights used by Adnet.

Brands:  Adnet (registered in Mexico)
         Mailadnet (registration in process in Mexico)

Patents: None

Adnet copyrights: None

Copyrights used by Adnet: None

                               SCHEDULE 3.8(a)(i)


None.

                                 SCHEDULE 3.8(d)

None.

                                 SCHEDULE 3.8(h)

Domains used by Adnet.

www.adnet.com.mx
www.mailadnet.com
www.mailadnet.com.mx

                                SCHEDULE 3.10(a)

See attached list.

ADNET, S.A. DE C.V.
RELACION DEL PERSONAL AL 31 DE ENERO DEL 2000.

           NOMBRES                      PUESTO          FECH_ING       SUELDO     OBSERVACION

CAMACHO LOPEZ MIGUEL ANGEL       AUXILIAR CONTABLE        8/9/99    3,000.00
CASTANARES ANDRADE ALEJANDRA N.  EJECUTIVO DE VENTAS     7/16/97    4,427.00
DE LA PENA SERRANO FRANCISCO G.  EJECUTIVO DE VENTAS     11/1/97    5,300.00    MAS COMISION
ESCANDON RAZO CESAR OCTAVIO      GERENTE COMERCIAL        1/1/97    5,300.00    MAS COMISION
FRIAS MARTINEZ HECTOR            EJECUTIVO DE VENTAS    11/10/98    5,300.00    MAS COMISION
GONZALEZ BERRONES GIORDANO       EJECUTIVO DE VENTAS      4/1/98    5,300.00    MAS COMISION
HAY TORRES EDUARDO RAFAEL G.     EJECUTIVO DE VENTAS     12/1/98    5,300.00    MAS COMISION
LEON SALAS LUIS                  GERENTE ADMINISTRATIVO  6/28/99   10,000.00
LOPEZ MARQUEZ MARCO ANTONIO      EJECUTIVO DE VENTAS     1/13/99    5,300.00    MAS COMISION
MACIAS SANCHEZ MARISELA          SECRETARIA               5/1/98    6,000.00
MEJIA BRAVO ARTURO               GERENTE COMERCIAL       4/27/98    5,300.00    MAS COMISION
MENDOZA GARCIA EVELYN            CORDINADORA DE EVENTOS  7/12/99    7,800.00
MIRELES MAGANA ARTURO            EJECUTIVO DE VENTAS     4/27/98    5,300.00    MAS COMISION
ORTIZ SILVA GUADALUPE            RECEPCIONISTA           7/15/98    2,300.00
PEREZ HABIB RAFAEL               DIRECTOR COMERCIAL      3/18/97   13,600.00    MAS COMISION
RANGEL GARCIA ALEJANDRO          MENSAJERO               1/11/99    1,380.00
REYNA SACRAMENTO GERARDO         EJECUTIVO DE VENTAS     12/1/98    5,300.00    MAS COMISION
SALAZAR AVILUZ JESUS OCTAVIO     EJECUTIVO DE VENTAS      5/1/99    5,300.00    MAS COMISION


                                SCHEDULE 3.10(b)

Independent contractors employed by Adnet.

Chela Bracho.           Horoscope writer.

                                SCHEDULE 3.10(d)


None.

                                  SCHEDULE 3.12

The Company has insurance policies with the following terms:

Seguros Tepeyac, S.A.
Ps.2,500,000 for Electronic Equipment
Ps. 350,000 for Multiple

                                  SCHEDULE 3.13

List of verbal contracts with third parties.

Contracts with:

Microsoft
Viajo.com
Notimex
CNI canal 40
Consucorp
Artes y Letras de Mexico
Comunica Finanzas
Compaq
Oracle
Solar
Avantel
Adetel

                                  SCHEDULE 3.14

None.

                                SCHEDULE 3.15(a)

The Company provides to its employees the benefits pertaining medical insurance and retirement plans as mandated by Mexican law.